Exhibit 10.1

CONTRACT OF WORK

BETWEEN

THE GOVERNMENT OF THE

REPUBLIC OF INDONESIA

AND

PT NEWMONT NUSA TENGGARA

CONTENTS

ARTICLE		Page

	INTRODUCTION	1

1	DEFINITIONS	3

2	APPOINTMENT AND RESPONSIBILITY OF THE COMPANY	5

3	MODUS OPERANDI	7

4	CONTRACT AREA	8

5	GENERAL SURVEY PERIOD	10

6	EXPLORATION PERIOD	11

7	REPORT AND SECURITY DEPOSIT	13

8	FEASIBILITY STUDIES PERIOD	16

9	CONSTRUCTION PERIOD	18

10	OPERATING PERIOD	19

11	MARKETING	23

12	IMPORT AND RE-EXPORT FACILITIES	26

13	TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY	28

14	RECORDS, INSPECTION AND WORK PROGRAM	37

15	CURRENCY EXCHANGE	39

16	SPECIAL RIGHTS OF THE GOVERNMENT	41

17	EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS	42

18	ENABLING PROVISIONS	44

19	FORCE MAJEURE	47

20	DEFAULT	48

21	SETTLEMENT OF DISPUTES	49

22	TERMINATION	50

23	CO-OPERATION OF THE PARTIES	52

ARTICLE		Page

24	PROMOTION OF NATIONAL INTEREST	53

25	REGIONAL CO-OPERATION IN REGARD TO ADDITIONAL INFRASTRUCTURE	58

26	ENVIRONMENTAL MANAGEMENT AND PROTECTION	60

27	LOCAL BUSINESS DEVELOPMENT	61

28	MISCELLANEOUS PROVISIONS	63

29	ASSIGNMENT	65

30	FINANCING	66

31	TERM	67

32	GOVERNING LAW	68

	ANNEX “A” - CONTRACT AREA	69

	ANNEX “B” - MAP OF CONTRACT AREA	73

	ANNEX “C” - LIST OF OUTSTANDING MINING AUTHORIZATIONS	74

	ANNEX “D” - DEADRENT FOR VARIOUS STAGES OF ACTIVITIES	75

	ANNEX “E” - FEASIBILITY STUDY REPORT	76

	ANNEX “F” - ROYALTY ON MINERAL PRODUCTION	78

	ANNEX “G” - ADDITIONAL ROYALTY ON MINERALS EXPORTED	81

	ANNEX “H” - RULES FOR COMPUTATION OF INCOME TAX	84

CONTRACT OF WORK

This Agreement, made and entered into in Jakarta, in the Republic of Indonesia, on the Second day of December 1986, by and between the Government of the Republic of Indonesia, represented herein by the Minister of Mines and Energy of the Government of the Republic of Indonesia (hereinafter called the Government) and PT. Newmont Nusa Tenggara (an Indonesian judicial body incorporated by Notarial Deed Numbered 164 dated 18 November 1986, Ministerial Decree Numbered C2-8255-HT.01.01.TH’86 dated 27 November 1986), hereinafter called “the Company,” all of the shares in which at the time of its incorporation are owned by :

1.	Newmont Indonesia Limited, a company incorporated in the State of Delaware, USA, and having its registered office at 18th Floor, AMP Tower 535, Bourke Street, Melbourne, Victoria, Australia 3000 (hereinafter called “Newmont”).

2.	PT. Pukuafu lndah, an Indonesian judicial body incorporated by Notarial Deed Numbered 22 dated September 25, 1978 Ministerial Decree Numbered Y.A.5/365/3 dated November 27, 1978 whose address is Arthaloka Building 14th Floor, Jalan Jenderal Sudirman, Jakarta, Indonesia.

WITNESSETH THAT:

A.	All mineral resources contained in the territories of the Republic of Indonesia, including the offshore areas, are the national wealth of the Indonesian Nation, and the Government is desirous of developing the full potential of mining within its territories;

B.	The Government is desirous of advancing the economic development of the people of Indonesia and to that end desires to encourage and promote the exploration and development of the mineral resources of Indonesia and, if an ore deposit of commercial quantity is found to exist, to take all appropriate measures, consistent with the needs of the people and the requirements of the Government, to facilitate the development of such ore deposit and the operation of mining enterprises in connection therewith;

C.	The Government, through the operation of mining enterprises, is desirous of creating growth centers for regional development, creating more employment opportunities, encouraging and developing local business, and ensuring that skills, know-how and technology are transferred to Indonesian nationals, acquiring basic data regarding and related to the country’s mineral resources and preserving and rehabilitating the natural environment for further development of Indonesia;

D.	The Company through Newmont Mining Corporation Ltd a company incorporated in the State of Delaware, U.S.A. has or has access to the information, knowledge, experience and proven technical and financial capability and other resources to undertake a program of General Survey, Exploration, development, construction, mining, processing and marketing hereinafter provided for, and is ready and willing to proceed thereto under the terms and subject to the conditions set forth in this Agreement; and

E.	The Government and the Company are willing to co-operate in developing the mineral resources on the basis of the laws and regulations of the Republic of Indonesia, specifically Law No. 11 of 1967 on the Basic Provisions of Mining (Undang Undang Pokok Pertambangan) and Law No. 1 of 1967 on Foreign Capital Investment (Undang Undang Penanaman Modal Asing) and the relevant laws and regulations pertaining thereto.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set out to be performed and kept by the Parties hereto, and intending to be legally bound hereby, it is stipulated and agreed between the Parties hereto as follows:

ARTICLE 1

DEFINITIONS

The terms set forth below shall have the meanings therein set forth, respectively, wherever the same shall appear in this Agreement and whether or not the same shall be capitalised.

1.	“Affiliated Company” or “Affiliate” means any person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified. “Control” (including the terms “controlled by” and “under common control with” and “controls”) means the possession, directly or indirectly, of the ability to influence management decisions. Without limiting the generality of the above, such influence is presumed to exist if one person holds, directly or indirectly, 25% or more of the outstanding voting shares of another person.

2.	“Subsidiary Company” or “Subsidiary” means any corporation controlled by a company through the direct or indirect ownership of fifty percent (50%) or more of the issued shares having power to vote.

3.	“Enterprise” means General Survey, Exploration, evaluation, development, construction, operation, treatment and sale of minerals and all other activities by the Company for the purposes of or in connection with this Agreement.

4.	“Expatriate Individuals” or “Expatriate” means individuals who are non-Indonesian nationals.

5.	“Foreign Currency” means any currency other than Rupiah.

6.	“Minerals” means all natural deposits and natural accumulations containing ores, minerals and/or basic chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements with the exception of hydrocarbon compounds, nickel, coal and radioactive minerals.

7.	“General Survey” means an investigation or a preliminary exploration carried out along certain broad features of an area for surface indications of mineralisation.

8.	“Exploration” means the search for minerals using geological, geophysical and geochemical methods and by boreholes, test pits, trenches, surface or underground headings, drifts or tunnels in order to locate the presence of economic mineral deposits and to find out their nature, shape and grade.

9.	“Mining Area” means all those territories within the Contract Area containing potentially economic mineral deposit or deposits which the Company selects for mining development and designates by latitude and longitude on maps and by description upon or before the expiration of the Feasibility Studies Period as described in Article 8 of this Agreement and in which the Company shall propose to commence Mining.

10.	“Government” means the Government of the Republic of Indonesia, its Ministers, Ministries, Departments, Agencies, Instrumentalities, Regional, Provincial or District Authorities.

11.	“Minister” or “Ministry” unless the context otherwise indicates means that member of the Government or that Government agency respectively charged with the administration of the Indonesian mining laws and regulations.

12.	“Person(s)” means any individual, partnership, corporation, wherever organised or incorporated, and all other juridically distinct entities and associations whether or not incorporated.

13.	“Rupiah” means the currency that constitutes legal tender in Indonesia.

14.	“Associated Minerals” means minerals which geologically occur together with, are inseparable from and must necessarily be mined and processed together with the principal mineral.

15.	“Mining” means recovery activities aimed at the economic exploitation of a certain ore deposit.

16.	“Processing” means treatment of the ore after it has been mined, to produce at least a marketable mineral concentrate.

17.	“Beneficial Use” means a use of the Environment or any element or segment of the Environment that is conducive to public benefit, welfare, safety or health and which requires protection from the effects of waste discharges, emissions and deposits.

18.	“Environment” means physical factors of the surroundings of human beings, including land, water, atmosphere, climate, sound, odours, tastes and biological factors of animals and plants and the social factors of aesthetics.

19.	“Pollution” means any direct or indirect alteration of the physical, thermal, chemical, biological, or radioactive properties of any part of the Environment by discharging, emitting, or depositing wastes so as materially to affect any Beneficial Use adversely, or to cause a condition which is hazardous or potentially hazardous to public health, safety or welfare, or to animals, birds, wildlife, fish or aquatic life, or to plants, and “pollute” has a corresponding meaning.

20.	“Waste” includes any matter whether liquid, solid, gaseous or radioactive, which is discharge, emitted, or deposited in the Environment in such volume, constituency, or manner as to cause an alteration of the environment.

21.	“Project Areas” means areas outside the Contract Area (as hereinafter defined) designated as such and delineated in a feasibility study report for mining development by the Company necessary for treatment and infrastructure facilities connected with such mining development.

ARTICLE 2

APPOINTMENT AND RESPONSIBILITY OF THE COMPANY

1.	The Company is hereby appointed the sole contractor for the Government with respect to the Contract Area. The Company shall perform work and obligations imposed on it by this Agreement, including the investment of capital in Indonesia and the payment of taxes to the Government, and shall have all rights conferred on it by this Agreement and in particular the sole rights to search and explore for minerals in the Contract Area (as hereinafter defined), to develop, mine wisely any mineral deposit found in the Mining Area, to process, refine, store, and transport by any means all Minerals extracted, to market, sell or dispose of all the product inside and outside Indonesia, and to perform all other operations and activities which may be necessary or convenient in connection therewith, with due observance of this Agreement.

2.	Limited to the types of Minerals which may be exploited under this Agreement, as set forth in paragraph 1 above, the Company shall in no event deliberately search for, exploit, develop or otherwise deal in any way with radioactive minerals, hydrocarbon compounds or coal without first obtaining the approval of the Government.

3.	The Company accepts the rights and obligations to conduct operations and activities in accordance with the terms of this Agreement. The Company shall conduct all such operations and activities in a good technical manner in accordance with good and acceptable international mining engineering standards and practices and in accordance with modern and accepted scientific and technical principles using appropriate modern and effective techniques, materials and methods to achieve minimum wastage and maximum safety as provided in the applicable laws and regulations of Indonesia. All operations and activities under this Agreement shall be conducted so as to avoid waste or loss of natural resources, to protect natural resources against unnecessary damage. Production shall not be restricted to the extraction of high grade ore to the neglect of low grade ore, but shall be related to the approved development plans and to economic cut-off grades throughout the Operating Period.

4.	The Company shall conduct its operations under this Agreement in such a manner as to minimise harm to the Environment and shall utilise recognised modern mining industry practices to protect natural resources against unnecessary damage, to minimise Pollution and harmful emissions into the Environment in its operations and to dispose of waste materials in a manner consistent with good waste disposal practices. The Company shall otherwise conform with the relevant environmental protection laws and regulations of Indonesia.

5.	In any event the Company shall be responsible for all damages as a result of emissions harmful to the Environment in the course of its operations, caused by the negligence of the Company. The Company shall also be responsible for reasonable preservation of the natural environment within which the Company operates and especially for taking no acts which may unnecessarily and unreasonably block or limit the further development of the resources of the area.

6.	The Company shall take all necessary measures in accordance with the laws and regulations of Indonesia to prevent and control fires and shall notify immediately the proper governmental authorities of any fire that may occur.

7.	The Company shall take measures to prevent damage to the rights and property of the Government or third parties. In the event of negligence on the part of the Company or its agents or of any sub-contractor carrying on operations or activities for the Company under this Agreement, they shall be liable for such negligence in accordance with the laws of Indonesia.

8.	The Company shall install and utilise such internationally recognised modern safety devices and shall observe such internationally recognised modern safety precautions as are provided and observed under conditions and operations comparable to those undertaken by the Company under this Agreement.

9.	The Company shall likewise observe internationally recognised modern measures for the protection of the general health and safety of its employees and of all other persons having legal access to the area covered by this Agreement. The Company shall comply with the relevant health, safety and sanitary laws and regulations of Indonesia and comply with such instructions as may be given in writing by the appropriate authorities in accordance with such laws and regulations.

10.	The Company shall have sole control and management of all of its activities under this Agreement and shall have full responsibility therefor and assume all risk thereof in accordance with the terms and conditions of this Agreement. Without in any way detracting from the Company’s responsibilities and obligations hereunder the Company may engage sub-contractors, whether or not Affiliates of the Company, for the execution of such phases of its operations as the Company deems appropriate. The records of such sub-contractors relative to operations for the Company under this Agreement shall be made available to Government inspectors.

ARTICLE 3

MODUS OPERANDI

1.	The Company is a corporation incorporated under the laws of the Republic of Indonesia and shall be domiciled in Indonesia and subject to the laws and the jurisdiction of courts in Indonesia which normally have jurisdiction over corporations. The Company shall maintain in Jakarta a principal office for receipt of any notification or other official and legal communication.

2.	The Company contemplates a program for the Enterprise commencing with a General Survey of the Contract Area followed by Exploration on selected areas. The total program will be divided into five periods or stages hereinafter referred to as “General Survey Period”, “Exploration Period”, “Feasibility Studies Period”, “Construction Period” and “Operating Period”, respectively as further defined in the following Articles hereof.

3.	The Company may contract for necessary technical, management and administrative services, provided that it shall not be released from any of its obligations hereunder. In the event that such services are contracted from Affiliates, such services will be obtained only at a charge not more than a non-affiliated party with equivalent qualifications to perform such services would charge for provision of such services to equivalent standards. All such charges should be fair and reasonable and accounted for in accordance with generally accepted accounting principles consistently applied. The Company shall produce on request by the Ministry evidence verifying all such charges.

4.	The Company undertakes to conduct all activities hereunder in the manner and subject to the conditions of Article 2 and to continue such activities without interruption subject to Article 19 and Article 22, during the term of this Agreement, provided that such activities may be interrupted or suspended with the concurrence of the Government. Any such interruption or suspension shall not affect the mutual rights and obligations of the Parties hereto under this Agreement.

ARTICLE 4

CONTRACT AREA

1.	The “Contract Area” means that area as defined in Annex “A” attached to this Agreement, as changed by an extension or reduction of the area in accordance with this Agreement. For all purposes of this Agreement, the original Contract Area shall be deemed to contain 1,127,134 (one million and one hundred twenty seven thousand and one hundred twenty four) hectares.

2.	Excluded from the Contract Area are all existing

(i)	Mining Authorizations granted and mining applications being processed for Category “A” and “B” minerals by the Government, and

(ii)	Mining Authorizations granted and mining applications being processed for Category “C” minerals by the Government and Regional Government, and

(iii)	People’s Mining Activities

declared before the date of the letter of approval in principle by the Government of the award of the Contract Area, and as set forth in Annex “C” attached to and hereby made part of this Agreement.

If any Mining Authorizations for Category “A”, “B” and “C” minerals and People’s Mining Activities (collectively referred to as “Authorizations”) either as set forth in Annex “C” or which at the date of the letter of approval in principle by the Government of the award of the Contract Area had a common boundary with the Contract Area, lapse, are cancelled, are relinquished or by any means the area of such Authorizations becomes vacant, then the Company shall have the right upon application to have such area included in the Contract Area. Any area so included shall fall into the earliest period or stage which then applies to any part of the Contract Area.

3.	The Company may by written application to the Ministry relinquish all or any part of the Contract Area at any time and from time to time during the term of this Agreement. Any such application shall be submitted with a relinquishment report stating all the technical and geological findings of the relinquished areas and the reasons for the relinquishment supported by field data of activities undertaken in those areas. All basic data of the relinquished areas shall be submitted to the Government and will become the property of the Government. The Company, through relinquishment, should reduce the Contract Area :

(i)	on or before the end of the General Survey Period to not more than seventy-five percent (75%) of the original Contract Area;

(ii)	on or before the second anniversary of commencement of the Exploration Period to not more than fifty percent (50%) of the original Contract Area; and

(iii)	on or before the and of the Exploration Period to not more than twenty-five percent (25%) of the original Contract Area.

4.	The Company shall conduct work after Exploration on all prospective parts of the Contract Area with the objective of delineating Mining Areas for development during the full term of this Agreement. The Company’s development plans shall include the intended capacity of each mining and processing operation and any further evaluation work required as provided in the feasibility study and other Exploration activities. Those parts of the Contract Area not included in the intended development plan for development purposes should be returned to the Government with all the basic geological, explorational, metallurgical and other data related to those parts.

5.	Any surrender of areas under this Article shall be without prejudice to any obligation or liability imposed by or incurred under this Agreement prior to the effective date of such surrender.

6.	Every three years, after the commencement of the Operating Period, the Company shall submit to the Ministry copies of studies relating to the realisation of intended plans to achieve the intended capacities and make the necessary adjustment concerning the retained area in due observance of paragraph 4 of this Article.

ARTICLE 5

GENERAL SURVEY PERIOD

1.	The Company shall commence as soon as possible but not later than six months after the signing of this Agreement, a General Survey of the Contract Area to determine in what parts of the Contract Area deposits of Minerals are most likely to occur. The “General Survey Period” shall end on that date which shall be 12 (twelve) months after such commencement. The Company may apply to the Government to have any unexpired portion of the Preliminary Survey Permit (SIPP) period added to the General Survey Period. If approval is given by the Government for addition of the unexpired portion of the SIPP period to the General Survey Period then the sum of the two periods shall be called the “General Survey Period”. The Company shall spend not less than Forty Five United States Dollars (US$45.00) per square kilometre on field expenditure for the General Survey of the initial Contract Area during the General Survey Period including the SIPP period. Such expenses may include general organisational overhead and administrative expenses directly connected with field activities under this Agreement.

2.	If at the expiration of eighteen (18) months from the date of signing of this Agreement or any time thereafter it appears to the Ministry that the Company has seriously neglected its obligations with respect to minimum expenditures as provided in paragraph 1 of this Article, the Ministry may require the Company to deliver to the Ministry a guarantee in the form of a bond or banker’s guarantee to a sum which shall not exceed the total outstanding expenditure obligations remaining unfulfilled. Such guarantee may at the end of the three year period commencing on the date of signing of this Agreement be forfeited to the Government to the extent that the Company may have failed to fulfill its expenditure obligations. Except to the extent of any forfeiture as aforesaid such guarantee shall be released at the end of that three year period.

3.	In connection with the Company’s obligations under this Article, the Company shall submit to the Ministry within two (2) months from the expiration of the General Survey Period, a report setting forth the items and amounts of expenditure during the General Survey Period. The Company shall be prepared to support such report with documentation should the Government so request.

4.	The Company may at any time discontinue the General Survey in any part or parts of the Contract Area on the ground that the continuation of such General Survey is no longer a commercially feasible or practical proposition and shall apply in writing to the Ministry with due observance of Article 4 paragraph 3 for the surrender of its rights and obligations for such part of the Contract Area. The Contract Area shall thereby be reduced to the area which remains after such surrender.

5.	If at any time during the General Survey Period the Company discovers mineral deposits in any part or parts of the Contract Area and decides to proceed with the Exploration thereof it shall submit a written request and explanation to such effect to the Ministry and shall put such deposit or deposits into the succeeding stage without affecting its rights and obligations under this Agreement in respect of other areas.

ARTICLE 6

EXPLORATION PERIOD

1.	Upon completion of the General Survey the Company shall commence within the most promising parts of the Contract Area a program of Exploration based on the results of such General Survey. The program of Exploration shall as appropriate include detailed geology, geophysics and geochemistry as may be applicable, sampling, pitting, dredging and drilling to be undertaken during the “Exploration Period”.

2.	The Company may at any time discontinue the Exploration in any part or parts of the Contract Area on the grounds that the continuation of such Exploration is no longer a commercially feasible or practical proposition and shall apply in writing with due observance of Article 4 paragraph 3 to the Ministry for the surrender of its rights and obligations for such part of the Contract Area. The Contract Area shall thereby be reduced to the area which remains after such surrender.

3.	If at any time during the Exploration Period the Company discovers one or more deposits of minerals of apparent commercial grade and quantity in any part of parts of the Contract Area, and decides to proceed with further evaluation thereof it may submit written request to such effect to the Ministry and put such deposit or deposits into the Feasibility Studies Period without affecting its rights and obligations under this Agreement in respect of such other areas. Accordingly, the Exploration Period for each part of the Contract Area:

(i)	shall commence immediately following the end of the General Survey Period, and

(ii)	shall end 36 (thirty six) months thereafter, or at such earlier date in respect of a part of the Contract Area that with the approval of the Ministry may proceed to the Feasibility Studies Period.

The Company shall spend not less than Four Hundred and Fifty United States Dollars (U.S. $450.00) per square kilometre in field expenditure, for the exploration of the Contract Area during the Exploration Period.

Such expenses may include general organisational overhead and administrative expenses directly connected with field activities under the Agreement. The Company shall submit to the Ministry within 2 (two) months from the expiration of the Exploration Period a report setting forth the items and amounts of expenditures during the Exploration Period. The computation of such spending is based on the size of the Contract Area on the commencement of the Exploration Period. It is understood that as a consequence of the foregoing, different parts of the Contract Area will become subject to different provisions of this Agreement and of the Mining Laws and Regulations due to the different periods of activities applicable to such parts of said area.

4.	Prior to the end of the period allowed for investigation the Company shall give notice to the Government stating whether or not the Company desires to proceed with feasibility studies of the deposits found within the Contract Area. If the Company should give notice to the Government that it does not wish to proceed with feasibility studies, this Agreement shall thereupon terminate in the same manner and with the same result as if the Company had surrendered its rights and the Company shall turn over to the Ministry:

(i)	maps indicating all places in the Contract Area in which the Company shall have drilled holes or sunk pits,

(ii)	copies of logs of such drill holes and pits and of assay results with respect to any analysed samples recovered from them, and

(iii)	copies of any geological and/or geophysical maps of the Contract Area which shall have been prepared by the Company.

The Company’s giving notice that it does not intend to proceed with feasibility studies shall be without prejudice to any obligations or liabilities imposed by or incurred under this Agreement prior to the effective date of such notice.

ARTICLE 7

REPORT AND SECURITY DEPOSIT

1.	The Company will keep the Government advised through the Ministry concerning the Enterprise through submission of quarterly progress reports, beginning with the first calendar quarter plus any part of a calendar quarter that remains following the date of signing of this Agreement, as to the progress and results of the Company’s Exploration and development operations and activities under this Agreement. The Company will upon request keep the Minister advised from time to time of the Company’s plans concerning the Enterprise, including the progress of any construction, operation, employment and expenditure. These progress reports should be submitted within 30 (thirty) days after the end of each calendar quarter and be in such form as the Minister may from time to time prescribe. These quarterly progress reports relating to Exploration activities shall include:

(i)	the results of geological and geophysical investigation and proving of ore deposits in the Contract Area and the sampling of such deposits;

(ii)	the results of any general reconnaissance of the various sites of proposed operations and activities under this Agreement;

(iii)	if available, information concerning the selection of routes from the Mining Areas to a suitable harbour for the export of product;

(iv)	if available, information concerning the planning of suitable permanent settlements, including information on suitable water supplies for permanent settlements and other facilities;

(v)	such other plans and information as to the progress of the Company’s activities in the Contract Area as the Ministry may from time to time reasonably require.

2.	Within one year from the time of filing the written notice provided for in paragraph 3 of Article 6 the Company will also file with the Ministry a summary of its geological and metallurgical investigations and all geological, geophysical, topographic and hydrographic data obtained from the General Survey and Exploration and a sample representative of each principal type of mineralisation encountered in its investigations.

3.	At the latest one (1) year after the expiration of the Exploration Period, the Company shall submit to the Minister a general geological map of the whole Contract Area on the scale of 1:250,000 with attendant reports based on the Company’s geological observations; such geological map need only contain the observations of rock types and their distribution and structure which have been made by the Company during the General Survey and Exploration Periods.

4.	In addition to the geological map as mentioned in paragraph 3 of this Article, the Company shall turn over to the Government:

(i)	maps indicating all places in the Contract Area in which the Company shall have drilled holes or sunk pits,

(ii)	copies of logs of such drill holes and pits and of assay results with respect to any analysed samples recovered from them,

(iii)	copies of any geophysical maps of the Contract Area which shall have been prepared by the Company, and

(iv)	all other information directly relevant to the Company’s Exploration activities under this Agreement which the Government may request and which is, or could by the exercise of reasonable efforts by the Company have been, within the Company’s control in order to appraise the Company’s investigation activities under this Agreement.

5.	The Company shall after the date of initialling the whole of this Agreement place with a bank appointed by the Government a deposit of Twenty-Five Thousand United States Dollars (US$25,000.00) less any amount already deposited on granting of the Preliminary Survey Permit (SIPP). Within 30 (thirty) days after the date of signing of this Agreement the Company shall deliver to the Government a banker’s guarantee in the amount of Seventy-Five Thousand United States Dollars (US$75,000.00). These two amounts shall hereinafter collectively be called “the Security Deposit”. If the Company has already deposited Twenty-Five Thousand United States Dollars (US$25,000.00) referred to above with a bank nominated by the Government, then no further Security Deposit shall be required if a SIPP is later granted.

The banker’s guarantee shall be released by the Government as to Fifty Thousand United States Dollars (US$50,000.00) after:

(i)	the expiration of the General Survey Period;

(ii)	the submission as specified in paragraph 1 of this Article of four consecutive quarterly progress reports to the Ministry or where the General Survey Period is completed in less than one year, quarterly reports covering such lesser period, provided that where the General Survey Period has been agreed to have commenced prior to the date of signing this Agreement, report(s) covering this earlier period shall count towards satisfaction of this obligation, and

(iii)	either:

(a)	satisfactory performance (according to the Minister’s judgement) for such General Survey Period, or

(b)	the expenditure by the Company in such General Survey Period of Fifty Thousand United States Dollars (US$50,000.00) on the Contract Area.

The remaining fifty percent (50%) of this Security Deposit will be released on behalf of the Company when a general geological map (with attendant report thereon) based on the Company’s geological observations, on the scale of 1:250,000 has been submitted to and approved by the Minister which approval the Minister shall not unreasonably withhold or delay. In the event that the Company does not satisfy the above mentioned requirement within 6 (six) years after the date of the signing of this Agreement the balance of the said Security Deposit shall automatically be forwarded to the Government Treasury and the Company shall have no further claim thereon. Interest on the Security Deposit shall accrue for the benefit of the Company.

6.	Except as otherwise provided in this paragraph 6, the Government has title to all data and reports submitted by the Company to the Ministry or the Government pursuant to the provisions of this Agreement. Such data and reports will be treated as strictly confidential by the Company to the extent that the Government shall so request; reciprocally the Government will treat as strictly confidential such data and reports to the extent that the Company shall so request provided, however, that data belonging to the public domain (because of having been published in generally accessible literature or of their mainly scientific rather than commercial value, such as geological and geophysical data) and data which has been published pursuant to laws and regulations of Indonesia or of a foreign country in which a shareholder may be domiciled (such as the yearly report of public bodies or companies) shall not be subject to the foregoing restrictions; provided further that the term “data” as used in this paragraph shall include (without limitations) any and all documents, maps, plans, worksheets and other technical data and information, as well as data and information concerning financial and commercial matters.

In respect of data relating solely to areas relinquished by the Company from the Contract Area pursuant to Article 4, the foregoing restrictions shall cease to apply as from the date of relinquishment of such areas. In addition, where this Agreement has been terminated pursuant to Article 20 or Article 22, the foregoing restrictions shall cease to apply.

Notwithstanding the foregoing, exclusive know-how of the Company, its contractors or Affiliates contained in data or reports submitted by the Company to the Ministry or the Government pursuant to the provisions of this Agreement and which shall have been identified as such by the Company, shall only be used by the Government in relation to the administration of this Agreement and shall not be disclosed by the Government to third parties without the prior written consent of the Company. Such exclusive know-how, as long as it remains exclusive know-how of the Company, its contractors or Affiliates as the case may be, remains the sole property of the Company, its contractors or Affiliates as the case may be.

ARTICLE 8

FEASIBILITY STUDIES PERIOD

1.	The Feasibility Studies Period for any part of the Contract Area shall commence on the date the Company submits a written application hereinabove provided to the Ministry in relation to its decision to proceed with the evaluation and shall end upon the commencement of the Construction Period therefor as hereinafter provided.

2.	As soon as the Company has submitted written application, the Company shall commence studies to determine the feasibility of commercially developing the deposit or deposits in question. The Company will be allowed a period of 12 (twelve) months to complete such studies and to select and delineate the area in which the Company may commence operation. Such area shall constitute the “Mining Area”, provided that the Minister may, subject to paragraph 2 of Article 16, on grounds of national security or that the conduct of mining in the proposed Mining Area will disproportionately and unreasonably damage the surrounding environment or limit its further development potential or significantly disrupt the sociopolitical stability in the region, object to the area proposed as the Mining Area within three (3) months of the Company’s designation of such Area. The Government and the Company agree to consult in good faith to overcome any such objections. If after a period of three (3) months from the date of notification of such objection by the Government there has been no resolution of the matter then either Party may proceed to resolve the matter in accordance with Article 21 paragraph 1. After the completion of such feasibility studies, the Company shall submit a Feasibility Study Report in the form set out in Annex “E”, which shall contain calculations and reasons for the technical and economical feasibility of the Enterprise supported by data, as specified in Annex “E”, calculations, drawings, maps and relevant information leading toward the decision whether or not to proceed with the Enterprise. The feasibility report shall also contain information concerning matters of interest to the Government during the whole life of the Enterprise. The Government may upon request by the Company, grant an extension of twelve (12) months for the Feasibility Studies Period if the Company considers that the data required and other necessary matters are not sufficiently available to come to a final decision or the Minister raises objections to the proposed Mining Area as set out above.

3.

At any time during the Feasibility Studies Period the Company may submit a written application to the Minister that it desires to proceed with the construction of a mine and facilities to be used by the Company in its operation. The Minister shall be deemed to have approved any such application if it does not, in writing, object to same within three (3) months of receipt of such application. Upon approval of that application the Company shall commence and with reasonable diligence execute to completion the design of the facilities and subject to completion of the design of the facilities shall supply the same for the approval of the Minister, together with an estimate of the cost of such facilities and a time schedule for the construction thereof which time schedule shall, to the extent economically and practically feasible, provide for completing the construction of such facilities within thirty six (36) months after the approval of the plans and designs and time schedule for construction of such facilities. Within three (3) months after submission the Minister shall notify the Company of his approval (which shall not be unreasonably withheld) or disapproval of the mining plan, design and time schedule for construction, subject to paragraph 2 of Article 16. In the event of disapproval, the Minister shall notify the Company of the cause for disapproval and the Government and the Company shall consult in a good faith attempt to remove the cause for such disapproval. If after a period of three (3) months from the notification of such disapproval there has been no resolution of the matter then either party may proceed to resolve the matter in accordance with Article 21 paragraph 1.

4.	The Feasibility Study Report as described in Annex “E” shall include physical impact studies into the effects of the operation of the Enterprise on the Environment and shall be prepared in accordance with the terms of reference set out in Article 26. Such studies may be carried out in consultation with appropriately qualified independent consultants retained by the Company and approved by the Government which approval shall not be unreasonably withheld.

5.	The Company shall collaborate with and keep the Government informed by regular reports as to the progress and results of and costs incurred in respect of the investigations and studies and shall as and when the Government may reasonably require furnish the Government with the investigations and studies referred to in paragraph 4 above and with copies of all relevant findings made and reports prepared by the Company.

6.	The Company shall at the completion of all the investigations and studies submit to the Government a final report stating the results of and the cost incurred in respect of the investigations and studies and the Company’s analysis of and its conclusions and projections in respect of those results, and such other information relating to the Enterprise or the Mining Area which is in the possession of the Company and which the Government may reasonably request.

7.	Subject always to the provisions of paragraph 6 of Article 7, all reports and information supplied to the Government under this Article shall be treated as confidential, with the exception of those required for use by the Government for the national interest, provided that (and subject as aforesaid) if this Agreement is terminated pursuant to Article 22 hereof the reports and information shall become the property of the Government and may be used by the Government in such manner as it thinks fit.

ARTICLE 9

CONSTRUCTION PERIOD

1.	As soon as approval is received from the Minister with respect to the design and time schedule provided for in paragraph 3 of Article 8, the Company shall commence construction of the facilities and execute the same to completion in accordance with the time schedule referred to in the said paragraph 3. If this time schedule proves unworkable the Company may seek the Minister’s approval for a revised time schedule.

2.	The Company may make use of any facilities belonging to other companies whether or not affiliated with the Company and in the event of the Company making use of any such facilities as aforesaid it shall come to such arrangement as it shall think fit regarding payment, ownership or otherwise of such facilities, provided, however, that the Minister may make known to the Company objections based on grounds of national security, public interest or foreign policy of the Government.

ARTICLE 10

OPERATING PERIOD

1.	Upon completion of the construction of the facilities provided for in the Article 9, the Company shall commence operation of the Mining Area or part thereof for which such facilities have been constructed.

2.	The Company shall conduct mining operations and any activity of the Enterprise with respect to a Mining Area, for the duration of the Operating Period of such Mining Area. The Operating Period for each Mining Area shall be deemed to commence on the first day of the calendar month following the first calendar month during which the average daily throughput is at least seventy percent (70%) of the design capacity of the facilities constructed for the purpose of Mining and Processing the deposit in such Mining Area, but not later than the date falling six (6) months after the date of completion of such facilities. The Operating Period for each Mining Area shall continue for 30 (thirty) years begining at the commencement of the first mining operation, or such longer period as the Ministry, on the written application of the Company, may approve. The commencement of the Operating Period shall not occur more than eight (8) years (or such longer period as may result from extensions granted by the Ministry for the completion of succeeding stages under this Agreement) from the commencement of the General Survey Period allowed for the whole Contract Area.

3.	The Company shall process ore to produce a marketable concentrate. The Company will work towards and assist the Government in achieving the policy of the establishment of downstream metals processing facilities in Indonesia in relation to smelting, refining and/or metals manufacturing and fabricating if according to recognised economic, technical and scientific standards the Minerals to be mined by the Company are of sufficient tonnages and are Minerals amenable to smelting, refining or metal manufacturing and provided it is economically and practically feasible to do so. If and when any of such processing facilities are constructed, the Parties agree to discuss thereafter and consider, in good faith, the feasibility of subsequent additional processing facilities which may be in the form of increases in the capacity of then existing facilities or the establishment of facilities previously not in existence.

4.	The Company shall submit to the Ministry copies of studies relating to the feasibility of establishing those facilities (as described in paragraph 3 of this Article) in Indonesia prepared by the Company in consultation with an agency acceptable to the Government.

5.	(i)	In the event that smelting, refining or manufacturing facilities are established in Indonesia by an entity other than the Company for the further processing of gold, silver and platinum, the Company shall make its products available to that entity for further processing on conditions not less favourable than the conditions that can be obtained by the Company from other further processors for the processing of the same quantity and quality at the same time and at the same place of delivery and provided the processed product bears a mark recognised in the case of gold by the London Gold Market, in the case of silver by the London Silver Market and in the case of platinum by the London Metal Exchange and such product shall be in the form of good delivery bars acceptable in international precious metal markets. This obligation of the Company is subject to any smelting, refining or manufacturing contracts entered into by the Company prior to the establishment of such facilities.

(ii)	In the event that smelting, refining or manufacturing facilities are not established by the Company but are established by any party other than the Company in Indonesia, such party shall be permitted to purchase the product at the most favourable f.o.b. price given by the Company to any other purchaser, provided that the respective contractual terms and conditions given by the Company to that other purchaser shall also apply, subject to the rights and obligations of the Company as spelled out in Article 11. At any time if the Company wishes to establish its own smelting, refining or manufacturing facilities in Indonesia it can do so subject to approval of the Government which shall not be unreasonably withheld. This obligation of the Company is subject to any smelting, refining or manufacturing contracts entered into by the Company prior to the establishment of such facilities.

6.	Project facilities shall include the mine’s processing facilities, and any port facilities, aircraft landing facilities and transportation, communication, water supply and other necessarily related facilities, for which the Company is, subject to the rights of third parties, hereby granted all necessary licences and permits to construct and operate in accordance with laws and regulations and such reasonable safety regulations relating to design, construction and operation as may from time to time be in force and of general applicability in Indonesia.

7.	The Company shall submit to the Ministry the following Exploitation Reports:

(i)	a monthly statistical report beginning with the first month following the commencement of the Operating Period which shall set forth the number and location of the workings on which work was begun during the preceding month; the number of workmen employed thereon at the end of the month; a list of the equipment at each working at the end of the month and a brief description of the work in progress at the end of the month and of the work contemplated during the following month.

(ii)	a quarterly report beginning with the first quarter following the commencement of the Operating Period concerning the progress of its operations in the Contract Area. This report shall specify in full:

(a)

those workings in which ore is considered to have been found, regardless of whether the deposits are deemed to be commercial or not (together with all data relative to the estimated volumes of the reserves, the kind or kinds of such ore encountered and the analyses thereof); the number and description of workings which have been placed in commercial production and full particulars concerning the disposition of such production; the number of workmen employed on each such working as of the work in progress at the end of the quarter in question and of the work contemplated during the ensuing quarter.

(b)	the work accomplished during the quarter in question with respect to all installations and facilities directly or indirectly related to its exploitation program, together with the work contemplated for the ensuing quarter with respect to the same installations and facilities and indicating both actual and estimated investment in such installations and facilities made, committed or to be committed with respect to such installations and facilities.

(iii)	an annual report beginning with the first complete year following the commencement of the Operating Period which shall include:

(a)	the number and description of the workings which were in progress at the end of the year preceding the year in question (with a showing as to which are in commercial production); the number and description of workings abandoned during the year; the production of each of the workings, regardless of whether in commercial production or not, with a full description of the kind and quality and analyses of ore produced from each working, the number of workings on which activities are continuing at year end, but which have not gone into commercial production.

(b)	the total volume of ores, kind-by-kind, broken down between volumes mined, volumes transported from the mines and their corresponding destination, volumes stockpiled at the mines or elsewhere in Indonesia, volumes sold or committed for export (whether actually shipped from Indonesia or not), volumes actually shipped from Indonesia (with full details as to purchaser, destination and terms of sale), and if known to the Company after diligent enquiry volumes refined, processed and/or manufactured within Indonesia with full specifications as to the intermediate products, by-products, or final products, outturned within Indonesia (with full showing as to the disposition of such intermediate products, by-products or final products and of the terms on which they were disposed); and

(c)

work accomplished and work in progress at the end of the year in question with respect to all of the installations and facilities related to the exploitation program, together with a full description of all work programmed for the ensuing year with respect to such installations and facilities including a detailed report of all investment actually made or committed during the year in question and all investment committed for the ensuing year or years.

(iv)	the Company shall also furnish the Government all other information related to the Company’s activities under this Agreement of whatever kind and which is, or could by the exercise of reasonable efforts by the Company have been, within the control of the Company which the Government may request in order that the Government may be fully appraised of the Company’s activities.

Monthly and quarterly reports shall be submitted in eightfold within thirty (30) days of the end of the month or quarter in question, as the case may be. Annual reports shall be submitted in eightfold within ninety (90) days of the end of the year in question.

8.	The Company shall have full and effective control and management of all matters relating to the operation of the Enterprise including the production and marketing of its products in accordance with sound, long term policies. The Company may make expansions, modifications, improvements and replacements of the Enterprise’s facilities, and may add new facilities, as the Company shall consider necessary for the operation of the Enterprise or to provide services or to carry on activities ancillary or incidental to the Enterprise. All such expansions, modifications, improvements, replacements and additions shall be considered part of the project facilities.

9.	The Government will cooperate with the Company to the end that the Company may in compliance with the existing rules and regulations select the vessels and other transportation facilities to be used in connection with imports and exports of articles under this Agreement.

ARTICLE 11

MARKETING

1.	The Company shall have the right to export its products obtained from the operations under this Agreement. Without in any way prejudicing the Company’s basic right to export its products such export will be subject to the provisions of the export laws and regulations of Indonesia. The Company will endeavour at all times to fulfill the requirements of the domestic market for its products provided that to do so will not jeopardise the Company in its ability to observe the provisions of committed sales agreements for its products.

2.	The Company shall sell the products in accordance with generally accepted international business practices, at the best prices and on the best terms compatible with world market conditions and conditions obtainable in the circumstances then prevailing, provided that the Government shall have the right to prohibit the sale or export of minerals or materials derived therefrom as may be contrary to the international obligations of the Government or on the basis of external political considerations affecting the national interest of Indonesia. In the event of such prohibition (other than a quota requirement imposed pursuant to an International Commodity Marketing Agreement), if the Company is unable to find alternative markets on equivalent terms and conditions, the Government shall purchase the Minerals, at the then prevailing world market price.

3.	The Company shall not enter into any contract for sale of its products being produced for a term in excess of three (3) years without the prior approval of the Government which approval shall not be unreasonably withheld or delayed.

4.	In any event sales commitments with Affiliates shall be made only at prices based on or equivalent to arm’s length sales and in accordance with such terms and conditions at which such agreements would be made if the parties had not been affiliated, with due allowance for normal selling discounts or commissions. Such discounts or commissions allowed the Affiliates must be no greater than the prevailing rate so that such discounts or commissions will not reduce the net proceeds of sales to the Company below those which it would have received if the parties had not been affiliated. No selling discounts or commissions shall be allowed an Affiliate in respect of sale for consumption by it. The Company shall submit to the Government evidence of the correctness of the figures used in computing the above prices, discounts and commissions, and a copy of the sales contract.

5.	If the Government believes that any figures used in computing the revenues are not in accordance with the provisions of paragraph 4 of this Article, the Government may within 12 (twelve) months after the calendar quarter in which such products were exported, so advise the Company in writing. The Company shall submit evidence of the correctness of the figures within 45 (forty-five) days after receipt of such advice. Within 45 (forty-five) days after receipt of such evidence, the Government may give notice to the Company in writing that it is still not satisfied with the correctness of the figures and within 10 (ten) days after receipt of such notice by the Company a Committee, consisting of one representative of and appointed by the Government and one representative of and appointed by the Company, shall be constituted to review the issue. The Committee shall meet as soon as convenient at a mutually agreeable place in Indonesia and if the members of the Committee do not reach agreement within twenty (20) days after their appointment or such longer period as the Government and the Company mutually agree, the representatives shall appoint a third member of the Committee, who shall be a person of international standing in jurisprudence and if possible shall be familiar with the international mineral industry. The Committee after reviewing all the evidence, shall determine whether the figures used by the Company or any other figures are in accordance with paragraph 4 of this Article. The decision of two members of the Committee shall be binding upon the Parties. Failure of two representatives to appoint a third member of the Committee shall require the issue to be submitted to arbitration pursuant to Article 21 of this Agreement. Within ninety (90) days after the issue has been finally decided, pursuant to this paragraph, appropriate retroactive adjustment shall be made in conformity with the Committee’s decision. The Company and the Government each shall pay the expenses of its own member on the Committee and one half of all other expenses of the Committee’s proceedings.

6.	In the event that the Company produces a concentrate containing gold, silver or platinum which are easily separable, the Company shall, if it is economically feasible, make maximum efforts to separate the gold, silver and platinum.

7.

In the event of a sale of gold, silver or platinum to an Affiliate or to the domestic market or to the Government’s designated agency it is understood that, unless otherwise agreed by the Parties, the price of gold produced by the Company shall be determined on the day of sale at not less than the 15.00 hours gold fixing as agreed by members of the London Gold Market and as quoted for that day in the “Metal Bulletin”, that the price of silver shall be determined on the day of sale at not less than the silver fixing as agreed by members of the London Silver Market and as quoted for that day in the “Metal Bulletin”, and that the price of platinum shall be determined at not less than the Johnson Matthey unfabricated daily world producers’ price on the day of sale as quoted for that day in “Metals Week” less in each case selling expenses and charges as defined in Annex “H”. In the event that the London Gold Market or the London Silver Market ceases to be a suitable reference for pricing, the Government and the Company will consult together to agree on an acceptable method of determining such prices. The day of sale shall be construed as the day on which legal title to the products is transferred by the Company to the purchaser. Unless otherwise agreed this shall be the day of delivery. Payment shall be made to the Company in U.S. Dollars within two (2) days of the day of sale.

8.	If at any stage in the course of its marketing arrangement, the Company refines, or takes delivery of gold or silver refined from its products, then such gold and silver will be in a form and bear marks which will make it acceptable in the international precious metals markets. For gold, this means the London Gold Market; for silver this means the London Silver Market.

ARTICLE 12

IMPORT AND RE-EXPORT FACILITIES

1.	The Company may import into Indonesia capital goods, equipment, machinery (including spare parts), vehicles (except for sedan cars and station wagons), aircraft, vessels, other means of transport and raw materials being items needed for use in the mining, exploration, feasibility study, construction, production and supporting technical activities of the Enterprise which shall be exempt or obtain relief from import duties and postponement of payment of value added tax (VAT) payable in accordance with the prevailing laws and regulations for the duration of the period commencing as from the date of signing of this Agreement up to and including the tenth year of the Operating Period. For any equipment directly used to support its technical operations such as laboratory and computer equipment located outside its field operations, the tax exemptions or tax reliefs shall be the same as above. In case the Company is operating more than one Mining Area, this tenth year of the Operating Period shall be computed from the date of the commencement of operation of the first Mining Area.

2.	The exemption and reliefs from import duties and postponement of value added tax (VAT) as referred to in paragraph 1 of this Article shall apply only to the extent that the imported goods are not produced or manufactured in Indonesia and available on a competitive time, cost and quality basis, provided that for the purposes of comparing the costs of imports and the cost of goods manufactured or produced in Indonesia value added tax and import duties shall be applied to the cost of imports.

3.	Any equipment (which must be clearly identified) and unconsumed material imported by the registered sub-contractor(s) of the Company for the exclusive purpose of providing services to the Company and intended to be re-exported will be exempt from import duties, value added tax and other levies. If such equipment and material shall not have been re-exported by the defined time, the sub-contractor(s) of the Company shall, unless extended or exempted for reasons acceptable to the Government, pay import duties, value added tax and other levies not paid upon entry. The Company shall be responsible for proper implementation of its sub-contractor(s) obligations under this Article.

4.	Any item imported by the Company or its registered subcontractor(s) pursuant to this Article and no longer needed for the exploration and production activities of the Company may be sold outside Indonesia and re-exported free from export taxes and other customs duties (excluding capital gains tax) and value added tax after compliance with laws and regulations which shall at the time of such sale be in force and of general application in Indonesia. No imported item shall be sold domestically or used otherwise than in connection with the Enterprise except after compliance with import laws and regulations which are at the time of such import in force and of general application in Indonesia.

5.	In view of the fact that goods and services will have to be imported from abroad and that various parts of the Contract Area are remote, for all practical purposes from presently existing sea ports and other ports of entry for customs purposes, the Government will consider establishing such sea port or port of entry and the requisite customs office thereat as the Company shall reasonably request from time to time; in consideration thereof, each such customs office so established at the request of the Company shall be furnished and maintained by the Company at its expense and according to the existing rules and regulations.

6.	During the period the Company is allowed to import free from duties the Company shall submit to the Government not later than November 15 of each year, except where the prevailing regulations provide for other procedures, a list of equipment and material to be imported during the next calendar year to enable the Government to review and to approve the various items to be imported for the Enterprise. Notwithstanding the foregoing the Company may request (stating the cause) the Government to amend the list of equipment and material as required during the year.

7.	Without prejudice to the foregoing provisions as referred to in this Article, the Company shall duly observe import restrictions and prohibitions and rules and procedures of general application.

ARTICLE 13

TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY

Subject to the terms of this Agreement, the Company shall pay to the Government and fulfill its tax liabilities as hereinafter provided:

(i)	Deadrent in respect of the Contract Area or the Mining Area.

(ii)	Royalties in respect of the Company’s production of Minerals.

(iii)	Additional royalty in respect of Minerals exported.

(iv)	Income taxes in respect of all kinds of profits received or accrued by the Company.

(iv)	Personal income tax.

(v)	Withholding taxes on interest, dividends and royalties.

(vi)	Value Added Tax on purchases and sales of taxable goods.

(viii)	Stamp duty on legal documents.

(ix)	Import duty on goods imported into Indonesia.

(x)	Land and Building Tax (PBB) in respect of:

(a)	the Contract Area or the Mining Area, and

(b)	the use of land area and space in which the Company constructs facilities for its mining operations.

(xi)	Levies, taxes, charges and duties imposed by Regional Government in Indonesia which have been approved by the Central Government.

(xii)	General administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the Central Government.

(xiii)	Tax on the transfer of ownership of motorised vehicles and ships in Indonesia.

The Company shall not be subject to any other taxes, duties, levies, contributions, charges or fees now or hereafter levied or imposed or approved by the Government other than those provided for in this Article and elsewhere in this Agreement.

1.	Deadrent in respect of the Contract Area or the Mining Area

The Company shall pay, in Rupiah or in such other currencies as may be mutually agreed, an annual amount as deadrent to be measured by the number of hectares included in the Contract Area or Mining Area respectively, calculated on

January 1st and July 1st of each Year, such payments to be made in advance and in two instalments each payable within thirty (30) days after the said dates during the term of this Agreement and payable as stipulated in Annex “0” attached hereto.

2.	Royalties in respect of the Company’s production of Minerals

(i)	The Company shall pay royalties in respect of the mineral content of products (as defined in Annex “F”) from the Mining Area, to the extent that any mineral in such products shall be a mineral for which value according to general practice is paid or paid to the Company by a buyer. Royalties shall be paid in Rupiah or such other currency as may be mutually agreed and shall be paid on or before the last day of the month following each calendar quarter. Each payment shall be accompanied by a statement in reasonable detail showing the basis of computation of royalties due in respect of shipments or sales made during the preceding calendar quarter.

Royalties will be computed from the rates specified in Annex “F” as follows:

(a)	the tonnage or quantity by weight used in the computation shall be that quantity delivered for export shipment or for domestic sale. In the case of concentrates or dore bullion, the quantity by weight of each mineral subject to royalty shall be properly determined by internationally accepted assay methods.

(b)	for those Minerals having a London Metal Exchange price quotation or for which the saleable mineral content has an LME price quotation the price used in the computation shall be the average of the daily fixings for the London Metal Exchange first quoted on or after the date of export shipment or delivery to a domestic buyer, for the same or most equivalent traded type or grade of the Minerals concerned and as quoted for that day in the “Metal Bulletin”.

(c)	for those Minerals (other than gold) having no London Metal Exchange price quotation the price used in the computation shall be the average of the daily price first quoted after the date of export shipment or delivery to a domestic buyer as published for that day in “Metals Week”.

(d)	in the case of gold the price used in computation shall be the 15.00 hours daily gold fixing as agreed by members of the London Gold Market on the day of export shipment or delivery to a domestic buyer and as quoted for that day in the “Metal Bulletin”.

(e)	the royalty shall be increased or decreased in the same proportion that the current price shall be different from the prices set out in Annex “F” for each mineral sold.

(f)	the Government shall (upon written request from the Company) specify the metal price and royalty rate in column 5 of Annex “F” for those Minerals for which no price reference is given.

(g)	1). In the case of gold :

a)	If the sales price of gold is US$ 300 per troy ounce or lower, the applicable royalty rate shall be : 1% of the sales price.

b)	If the sales price of gold is US$ 400 per troy ounce or higher, the applicable royalty rate shall be : 2% of the sales price.

c)	If the sales price (G) of gold is between US$ 300 per troy ounce and US$ 400 per troy ounce, the applicable royalty rate shall be :

[	1 +	( G - 300 )	]	% of the sales price
[			]
[		100	]

2).	In the case of silver :

a)	If the sales price of silver is US$ 10 per troy ounce or lower, the applicable royalty rate shall be : 1% of the sales price.

b)	If the sales price of silver is US$ 15 per troy ounce or higher, the applicable royalty rate shall be : 2% of the sales price.

c)	If the sales price (S) of silver is between US$ 10 per troy ounce and US$ 15 per troy ounce, the applicable royalty rate shall be :

[	1 +	( S - 10 )	]	% of the sales price
[			]
[		5	]

3).	In the case of platinum :

a)	If the sales price of platinum is US$ 750 per troy ounce or lower, the applicable royalty rate shall be : 1% of the sales price.

b)	If the sales price of platinum is US$ 925 per troy ounce or higher, the applicable royalty rate shall be : 2% of the sales price.

c)	If the sales price (P) of platinum is between US$ 750 per troy ounce and US$ 925 per troy ounce, the applicable royalty rate shall be :

[	1 + ( P - 750 )	]	% of the sales price
175

For example :

If the gold price used for computation is US$ 355.00 per troy ounce and the silver price is US$ 5.72 per troy ounce and the bullion consists of 9% gold and 87% silver and 4% other non recoverable associated products then the royalty due on each metric tonne (32,150.746 troy ounces) of bullion shipped would be computed as follows.

Royalty rate for Gold	= [ 1 + (355 - 300) ]%
100

= 1.55%

Royalty rate for Silver	= 1%

Gold Content (9%)	: 2,893.5671 troy ounces

Silver Content (87%)	: 27,971.1490 troy ounces

Gold Royalty	= 1.55% of ($355 x 2,893.5671)
= 1.55% of (51,027,216.36)
= US$ 15,921.85

Silver Royalty	= 1% of ($5.72 x 27,971.1490)
= 1% of ($159,994.97)
= US$ 1,599.95

Total Royalty	= US$ 15,921.85 + US$ 1,599.95
= US$ 17,521.80

(ii)	The Company undertakes that any mining, processing or treatment of ore prior to domestic sale or export shipment by the Company shall be conducted in accordance with such generally accepted international standards as are economically and technically feasible, and in accordance with such standards the Company undertakes to use all reasonable efforts to optimise the mining recovery of ore from proven reserves and metallurgical recovery of Minerals from the ore provided it is economically and technically feasible to do so, and shall submit evidence to the Ministry of compliance with this undertaking. Royalty shall not be payable on any industrial minerals derived from the Enterprise and used by the Company for public purposes such as but not limited to roads, bridges, railways, port facilities, airports, community buildings, housing or any other infrastructure used in relation to the Enterprise.

(iii)	If in the opinion of the Government, the Company is failing without good cause to recover Minerals at the recovery rate indicated in the feasibility study, it may give notice in writing to the Company. Within three (3) months of the receipt of this notice the Company shall either:

(a)	commence work to improve its mining method, treatment and processing facilities to the reasonable satisfaction of the Government, provided that the Company shall in no event be obliged to conduct mining, processing or treatment activities otherwise than as provided in sub-paragraph (ii) of this Article 13 paragraph 2.

(b)	submit to the Government evidence in justification of its performance in accordance with sub-paragraph (ii) of this Article 13 paragraph 2. In the event that the Government remains unsatisfied with the Company’s performance in mining ore from the proven, reserve and recovering minerals from the ore, the Government shall have the right to commission independent technical studies to determine a fair average recovery rate taking into account the nature of the proven reserve and the ore and the economic and technical feasibility of achieving increased recovery by the Company in accordance with sub-paragraph (ii) of this Article 13 paragraph 2. Such studies shall be carried out by internationally recognised consultants appointed by the Government and agreed to by the Company. The Government and the Company shall have the right to prepare submissions to the consultants. If the said consultants find that the performance of the Company’s operations is not satisfactory, then the cost shall be borne by the Company. If it is found that the performance of the Company’s obligation is satisfactory, then the cost shall be borne by the Government.

If following the completion of such studies, the Company fails within a reasonable period to achieve the recovery rate indicated by such studies, the Government shall have the right if the Company is not then observing its undertaking in sub-paragraph (ii) of this Article 13 paragraph 2 to increase the royalty applicable to the Minerals delivered for export shipment or domestic sale in proportion to the extent that the recovery of such Minerals by the Company falls short of the fair average rate indicated by such studies. But at no time shall the payment of such increased royalty free the Company from the obligation to observe its undertaking in sub-paragraph (ii) of this Article 13 paragraph 2.

3.	Additional royalty in respect of Minerals exported

The Company shall pay in Rupiah or in such other currencies as may be mutually agreed, additional royalty in respect of Minerals exported except as otherwise stipulated in column 6 of Annex “G” attached hereto. Additional royalty shall be payable only to the extent that any metal or mineral in the Company’s export products shall be an element for which value is according to general practice paid to the Company by a buyer. The rate of additional royalty to be paid shall be as stipulated in Annex “G” attached hereto. Additional royalty shall not be payable on the export of gold, silver or platinum in the form of Associated Minerals or dore bullion bars. The rules for calculating additional royalty shall be, with necessary adjustment, those rules of computation of royalty as referred to in paragraph 2 of this Article 13. The Government shall (upon written request from the Company) determine the type of product eligible for additional royalty for minerals and mineral products for which no product is specified in column 6 of Annex “G”.

4.	Income taxes in respect of all kinds of profits received or accrued by the Company

(i)	The Company will pay corporate income tax on income, meaning any increase in economic prosperity received or accrued by the Company, whether originating from within or without Indonesia, in whatever name and form, including but not limited to gross profit from business, dividends, interest and royalties and the tax rates which shall be applied throughout the term of this Agreement shall be as follows:

(a)	15% tax rate for taxable income up to Rp 10,000,000 (ten million Rupiah, Indonesian currency);

(b)	25% tax rate for taxable income from Rp. 10,000,000 (ten million Rupiah, Indonesian currency) to Rp 50,000,000 (fifty million Rupiah, Indonesian currency);

(c)	35% tax rate for taxable income above Rp 50,000,000 (fifty million Rupiah, Indonesian currency);

(ii)	For the purposes of calculation of taxable income the rules for computation of corporate income tax as provided for in Annex “H” attached to and made part of this Agreement shall apply and except as otherwise stipulated in this Agreement and the said Annex “H”, the rules as provided in Law No. 7 year 1983 and its implementations, shall apply.

5.	Personal income tax

(i)	The Company shall withhold and remit income taxes on remuneration of the Company’s employees according to Article 21 of Income Tax Law 1984, Law No. 7 year 1983.

(ii)

Expatriate Individuals who are employed or engaged by the Company or its Subsidiaries or its sub-contractors and who are present in Indonesia for less than 183 days in any twelve month period shall be subject to withholding of tax at the rate of 20% (or such lesser percentage as shall apply under any relevant Double Tax Agreement) on the gross remuneration for services rendered in Indonesia based on Article 26 Income Tax Law 1984, Law No. 7 year 1983. The income of such Expatriate Individuals which is taxable in Indonesia shall include only remuneration paid to them for services rendered in Indonesia.

(iii)	Expatriate Individuals who are employed or engaged by the Company or its Subsidiaries or its sub-contractors and who are present in Indonesia for more than 183 days in any twelve month period or intend to reside in Indonesia, shall be liable for Indonesian personal income tax. The Company shall deduct personal income tax based on Article 21 Income Tax Law 1984, Law No. 7 year 1983 from the income received by the employee from the Company with consideration being given to the regulations relating to deductible income. The income of such Expatriate Individuals shall include all kinds of remuneration paid to them by their employer but shall exclude employee benefits which either are not deductible in calculating the taxable income of the Company or are set out in paragraph 7 of Annex “H”.

6.	Withholding taxes on interest, dividends and royalties

The Company and its Subsidiaries shall in accordance with the laws and regulations prevailing at the date of signing this Agreement withhold and remit to the Government withholding taxes at the rates not exceeding those specified in this Article (or such lesser rates as shall be applicable under any relevant Double Tax Agreement) upon the following:

(i)	Dividends, interest in whatever form including loan guarantees;

(ii)	Rents, royalties and other compensation related to the use of rights and property;

(iii)	Compensation paid for technical assistance or management services performed in Indonesia.

The rate of such withholding tax prevailing as at the date of signing this Agreement is fifteen percent (15%) in the case of payments to a resident taxpayer and twenty percent (20%) in the case of payment made to a non resident taxpayer.

7.	Value Added Tax (VAT) on purchases and sales of taxable goods

(i)	The Company shall be registered as a taxable firm for Value Added Tax purposes and, accordingly, the Value Added Tax shall be imposed on :

(a)	Domestic sales of production including but not limited to dore bullion at a rate of ten percent (10%) of the sales value or any other rate in accordance with the prevailing tax laws and regulations, and export sales of production at a rate of zero percent (0%) of the sales value.

(b)	Subject to the provisions of Article 12 imported taxable goods such as equipment and other necessities at a rate of ten percent (10%) or any other rate in accordance with the prevailing tax laws and regulations.

(c)	Domestic taxable services hired by the Company for construction services (such as building, roads, bridges and other similar services) and domestic purchase of taxable goods at a rate of ten percent (10%) or any other rate in accordance with the prevailing tax laws and regulations.

(ii)	From the date of registration as a taxable firm, the excess of input VAT as shown in the Periodical Tax Return filed by the Company with the Directorate General of Taxation shall be repaid by the Government to the Company in accordance with the prevailing tax laws and regulations.

(iii)	VAT due on purchases of domestic and imported capital goods by the Company may be deferred to a later date in accordance with the Decree of the Minister of Finance No. 827 year 1984 or regulations or decrees having similar effect, due regard being had to the validity of such Decrees:

(iv)	Sales tax on luxury goods:

On imported goods or goods domestically procured which are classified as luxury goods, at a rate of ten percent (10%) or twenty percent (20%) of imported or purchase value and being calculated in a manner no more onerous than in accordance with the prevailing tax regulations. The sales tax on luxury goods is levied in addition to the VAT as mentioned in sub-paragraph (i) of this paragraph 7 above.

8.	Stamp duty on legal documents

As provided in Law No. 13 year 1985 dated December 27, 1985 re Stamp Duty.

9.	Import duty on goods imported into Indonesia

(i)	Exemption and tax reliefs on import of capital goods, equipment and machinery and supplies are accorded to the Company by virtue of Law No. 1 year 1967 concerning Foreign Capital Investment as amended by Law No. 11 year 1970 as provided in Article 12 above.

(ii)	Other goods including personal effects are subject to prevailing import duty regulations.

(iii)	Excise tax on tobacco and liquor are subject to taxation in accordance with the prevailing law.

10.	Land and Building Tax (PBB)

The Company shall pay Land and Building Tax (PBB), in Rupiah or in such other currencies as may be mutually agreed, as follows:

(i)

During the General Survey, Exploration, Feasibility Studies and Construction Periods an amount equal to the amount of deadrent. During the Operating Period an amount equal to the amount of deadrent plus an additional land tax equal to an amount of 0.5% x 20% of gross revenue from mining operations. Such payment shall be made as in paragraph 1 of this Article, and

(ii)	an amount to be measured by the number of square metres of land area and floor space used by the Company for its facilities which are closed to the public, and such payment shall be made during the term of this Agreement in accordance with prevailing laws and regulations; it is understood and agreed that the tariffs imposed on the Company shall be those of general application in the mining industry in Indonesia.

11.	Levies, taxes, charges and duties imposed by Regional Government in Indonesia which have been approved by the Central Government at rates and calculated in a manner no more onerous than in accordance with laws and regulations prevailing as at the date of signing this Agreement.

12.	General administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the Central Government.

13.	Tax on the transfer of ownership

(i)	on motorised vehicles levied by the Regional Government where the vehicles are registered at rates according to the relevant Regional Government regulations,

(ii)	on ships or vessels working in Indonesia levied by the Directorate General of Sea Communication, Ministry of Communication where the ships or vessels are registered.

Tax compliance of the Company and its subsidiaries or its Affiliates in connection with formal and material tax obligations such as Tax Identification Number, Tax Return, tax payment, reporting and rights on taxation namely tax objection, refund, tax credit, compensation and penalties are subject to provisions provided in Income Tax Law 1984, Law No.7 year 1983 and Law No. 6 year 1983 concerning General Tax Provisions and Procedures.

In determining the Company’s net taxable income, sound, consistent and generally accepted accounting principles as usually used in the mining industry shall be employed, provided, however, that where more than one accounting practice is found by the Government to prevail with regard to any item, the Government shall in consultation with the Company determine which practice is to be applied by the Company with regard to the particular item. Without limiting the generality of the foregoing, the Government shall in no event be bound by the Company’s characterization of any transaction with an Affiliate for accounting purposes. In the event that the Government establishes that any payment, deduction, charge for expenses or other transaction with an Affiliate is not fair, reasonable and consistent with the general practice that would have been followed by independent parties in connection with a transaction of a similar nature, the Government may, for the purposes of determing the Company’s income tax liability, substitute the payment, deduction, charge for expenses or other transaction which would have prevailed had the transaction occurred between independent parties.

ARTICLE 14

RECORDS, INSPECTION AND WORK PROGRAM

1.	The Company shall maintain in Indonesia precise and systematic technical records relating to, and financial records showing a true and fair view of, all of its operations and the status of proven, probable and possible ore reserves, including mining, processing, transportation and marketing, in accordance with generally accepted accounting principles stated in Rupiahs or with the approval of the Minister of Finance in equivalent United States dollars. The financial and other records shall be maintained in the Indonesian language or with the approval of the Minister of Finance in English. The Company shall furnish to the Government annual financial statements consisting of balance sheet and statement of income and all such other financial information concerning its operations in accordance with generally accepted accounting principles in Indonesia and all such other information concerning its operations in reasonable detail and in such detail as the Government may reasonably request.

2.	The Government and its authorised representatives have the right to review and audit such financial statement within five (5) years after submission by the Company. The failure by the Government to make a claim for additional payment on account of deadrent, royalties, corporate income tax or other payments to the Government within such five (5) years period shall preclude any such claim thereafter.

3.	The Government and its authorised representatives may enter upon the Contract Area and any other place of business of the Company to inspect the operations at any time and from time to time during regular business hours. The Company shall render necessary assistance to enable said representatives to inspect technical and financial records relating to the Company’s operations and shall give said representatives such information as the said representatives may reasonably request. The representatives shall conduct such inspections at their own risk and shall avoid interference with normal operations of the Company.

4.	The Company shall submit to the Government not later than November 15th (fifteenth) or February 15th (fifteenth) of each year during the term of this Agreement its work program, budget plan, sales contract and marketing/sales plan for the following year in sufficient detail to permit the Government to review such physical, financial and marketing/sales program and determine whether they are in accordance with the Company’s obligations under this Agreement. A work program and budget for the first year of this Agreement shall be submitted as soon as possible after the signing of this Agreement.

5.	In addition, the following shall be delivered to the Ministry:

(i)	Conformed copies of all sales, management, commercial and financial agreements concluded with Affiliates and independent parties and all other agreements concluded with Affiliates, to be submitted within one month after conclusion.

(ii)	Monthly report setting forth the quantities and qualities of ore produced, shipped, sold, utilised or otherwise disposed of and the prices obtained.

The Company shall furnish to the Government all other information of whatever kind relative to the Enterprise which the latter may request, which is, or could by the exercise of reasonable efforts by the Company have been, within the control of the Company in order that the Government may be fully appraised of the Company’s exploration and exploitation activities.

6.	All information mentioned in paragraph 5 of this Article furnished to the Government shall be either in English or Indonesian and all financial data shall be recorded in Rupiah or United States of America currency and records shall also be kept of conversion rates applied to the original currency.

7.	The Company shall maintain all original records and reports relating to its activities and operations under this Agreement including all documents relating to financial and commercial transactions with independent parties and Affiliates in its principal office in Indonesia. These records and reports shall be open to inspection by the Government through an authorised representative. Such reports and records shall be maintained in Indonesian and all financial data shall be recorded in Rupiah currency, and the records shall also be kept of conversion rates applied to the original currency.

8.	The Company shall require to the Company’s co-participants, Affiliates, contractors and sub-contractors to the extent that such co-participant, Affiliate, contractor or sub-contractor carries out operations and activities in furtherance of the Company’s obligations, activities, and operations under this Agreement, to keep all financial statements, records, data and information necessary to enable the Company to observe the provisions of this Article 14.

9.	Without prejudice to paragraph 6 of Article 7 any information supplied by the Company shall (except with the written consent of the Company which shall not be unreasonably withheld) be treated by all persons in the service of the Government of the Republic of Indonesia as confidential, but the Government shall nevertheless be entitled at any time to make use of any information received from the Company for the purpose of preparing and publishing aggregated returns and general reports on the extent of ore prospecting or ore mining operations in Indonesia and for the purpose of any arbitration or litigation between the Government and the Company.

10.	All records, reports, plans, maps, charts, accounts and information which the Company is or may from time to time be required to supply under the provisions of this Agreement shall be supplied at the expense of the Company.

ARTICLE 15

CURRENCY EXCHANGE

1.	All investment remittances into Indonesia (equity capital as well as loan) shall be deposited into a foreign investment account (PMA account) held at foreign exchange bank(s) in Indonesia and can be used in accordance with the prevailing investment regulations. Conversion of the foreign exchange from PMA account into Rupiah shall be effected through the foreign exchange bourse (bursa valuta asing) at the prevailing rate of exchange.

2.	The Company shall be granted the right to transfer abroad in any currency it may desire funds in respect of the following items, provided that such transfers are effected in accordance with the prevailing laws and regulations and at prevailing rates of exchange generally applicable to commercial transactions:

(i)	Net operating profits in proportion to the share holding of the Foreign Investor(s).

(ii)	Repayment of the loan and the interest thereon, as far as it is a part of the intended investment, which has been approved by the Government.

(iii)	Allowance for depreciation of capital assets according to the foreign investment scheme.

(iv)	Proceeds from sales of shares owned by the Foreign Investor(s) to the Indonesian Participant (as defined in Article 24 hereof) or to Indonesian nationals.

(iv)	Expenses for Expatriate personnel and training of Indonesian personnel abroad.

(vi)	Compensation in case of nationalisation of the Company.

3.	The proceeds of the export sale of Minerals and any products therefrom can be possessed and used according to the Company’s need. Without prejudicing the foregoing, the Company shall treat the export proceeds in accordance with laws and regulations that may from time to time be in force in Indonesia, except as Bank Indonesia and the Company may otherwise agree.

The terms and conditions of any such agreement shall not be less favourable than those contained in any other similar agreements by Bank Indonesia and other mining companies either in force or contemplated.

4.	The Company in the exercise and performance of its rights and obligations set forth in this Agreement shall be authorised to pay abroad, in any currency it may desire, without conversion into Rupiah, for the goods and services it may require and to defray abroad in any currency it may desire any other expenses incurred for mining operations under this Agreement.

5.	In respect of other matters of foreign currency arising in any way out of or in connection with this Agreement, the Company shall be entitled to receive treatment no less favourable to the Company than that accorded to any other mining company carrying on operations in Indonesia.

6.	The Company shall forward financial reports in accordance with the procedures required by Bank Indonesia.

ARTICLE 16

SPECIAL RIGHTS OF THE GOVERNMENT

1.	The Company and its shareholders agree that they will not without the Government’s prior approval:

(i)	amend the Articles of Incorporation of the Company;

(ii)	change the basic nature of the business of the Company;

(iii)	voluntarily liquidate or wind up the Company;

(iv)	merge or consolidate the Company with any other Company.

(v)	guarantee or otherwise pledge the Minerals in the Contract Area.

2.	The Minister may make known to the Company certain objections with regard to the Company’s plans or designs and the Government reserves the right to withhold its approval from plans and designs relating to construction, operation, expansion, modification and replacement of facilities of the Enterprise which may disproportionately and unreasonably damage the surrounding Environment or limit its further development potential or significantly disrupt the sociopolitical stability in the area. Such approval shall not unreasonably be withheld or delayed; and if within three (3) months after submission of such plans or designs the Government does not raise any objection, then such plans or designs will be considered approved.

3.	The Government reserves the right of access to the Contract Area for the purpose of any investigation it wishes to make, provided that such investigation shall not unreasonably interfere with the Enterprise and that, if damages result to the Company’s property or operations from such investigation, the Government agrees to provide fair and reasonable compensation to the Company for such damages.

ARTICLE 17

EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS

1.	The Company shall employ Indonesian personnel to the maximum extent practicable consistent with efficient operations, subject to the provisions of the existing laws and regulations which may from time to time be in force in Indonesia.

2.	The Company shall not be restricted in its assignment or discharge of personnel; provided however that subject to the foregoing requirements the terms and conditions of such assignment and discharge or disciplining of Indonesian personnel shall be carried out in compliance with the laws and regulations of Indonesia which at the time are generally applied.

3.	The Company shall seek to provide direct Indonesian participation in the Enterprise through the inclusion of Indonesian nationals in the management of the Company and among the members of its Board of Directors. To this end at least one seat on the Board of Directors will continuously be occupied by an Indonesian national from the date of incorporation of the Company. The Company will also train Indonesian nationals to occupy other responsible positions.

4.	The Company shall conduct a comprehensive training program for Indonesian personnel in Indonesia and, subject to the approval of the Government, in other countries and carry out such program for training and education in order to meet the requirement for various classifications of full time employment for its operations in Indonesia within the shortest practicable period of time after having submitted written application to the Government and upon approval thereof in accordance with paragraph 3 of Article 8 in relation to its decision to proceed with development of the deposits. The Company shall also conduct a program to acquaint all Expatriate employees and registered sub-contractors with the laws and customs of Indonesia.

5.	The Company and its registered sub-contractors may bring into Indonesia such Expatriate Individuals as in the Company’s judgment are required to carry out the operations efficiently; provided however, that the Minister may make known to the Company, and the Company shall duly observe, objections based on grounds of national security or foreign policy of the Government. At the Company’s request (which shall be accompanied by information concerning the education, experience and other qualifications of the individuals concerned) and in compliance with the existing rules and regulations, the Government will make arrangement for the acquisition of all necessary permits, (including entry and exit permits, work permits, visas and such other permits, as may be required); in this connection the Company shall periodically submit its manpower requirement plans, manpower report, training program and training report in the framework of the Indonesianization process to the Government.

6.	The Company agrees that there shall at all times be equal treatment, facilities and opportunities among employees in the same job classification with respect to salaries, facilities and opportunities within the mining industry regardless of nationality and the Company shall duly observe the existing manpower laws and regulations which may from time to time be in force in Indonesia.

7.	Prior to the establishment of a permanent settlement, the Company shall furnish free medical care and attention to all its employees working in the area covered by this Agreement as is reasonable and shall maintain or have available adequate medical services at least commensurate with such services provided in similar circumstances in Indonesia. If the Company establishes a permanent settlement, the Company shall furnish such free medical care and attention to all its employees and all Government officials requested by the Company working in the area covered by this Agreement as is reasonable and shall establish a staff and maintain a dispensary, clinic or hospital which shall be reasonably adequate under the circumstances according to the prevailing laws and regulations of Indonesia.

8.	If the Company establishes a permanent settlement incorporating families for the employees associated with the Enterprise the Company shall provide, free of charge, primary and secondary education facilities for the children of all employees. Rules, regulations and standards of general application for comparable education facilities in Indonesia established by the Ministry of Education and Culture shall be followed.

ARTICLE 18

ENABLING PROVISIONS

1.	The Government will grant the Company the necessary rights and will take such other action as may be desirable to achieve the mutual objectives of this Agreement. The Company shall have the undermentioned rights:

(i)	the sole right to enter the Contract Area or the Mining Area for the purposes of this Agreement, to make drill holes, test pits and excavations, and to take and remove, without royalty or other charge, samples for assays and for metallurgical, pilot plant and laboratory research purposes, including bulk samples of approximately 500 metric tons each and dredge samples of up to 50,000 cubic metres provided, however, the Company will not export any such samples without the prior approval of the Government. If the Company exports such samples, then the Company shall pay any obligations stipulated in this Agreement.

(ii)	to enter upon and remain within the Contract Area and the Project Areas (including portions of the air space and shore line), except such area as may have been notified to the Company as being reserved by the Government either for purposes of national security or else covered by the plans provided for below. The Company shall recognise the items referred to in Article 16 of Law No. 11 year 1967, subject to the provision of paragraph 4 of the said Article 16.

2.	In carrying out its activities under this Agreement, the Company shall have the right subject to the existing laws and regulations which may from time to time be in force in Indonesia to construct facilities as it deems necessary, provided that:

(i)	in connection with the use of land by the Company for construction of facilities as provided in this Agreement the Company shall pay the usual surveying and registration fees charged by the Land Registration Office. In acquiring titles to land outside the Mining Area, the Company shall comply with existing laws and regulations of general application.

(ii)	in connection with the activities of the Company, the Company shall pay generally applicable fees and charges for services performed, facilities provided and special rights granted by the Government, provided that such services, facilities and rights are requested by the Company.

3.	Subject to laws and regulations which may from time to time be in force in Indonesia and subject also to the provisions of Article 25 paragraph 2 and Article 16 paragraph 2, the Company may at any time file with the Ministry a plan or plans, and may thereafter file additional or amended plans, covering:

(i)	the area or areas in which the Company shall have the right to construct facilities related to production;

(ii)	all other areas in which the Company shall have the right to construct any other facilities and the location of all such rights in and over land, including easements, right of way and rights to lay or pass on, over or under land, any roads, railways, pipes, pipelines, sewers, drains, wires, lines or similar facilities, as may be necessary for the Enterprise; and

(iii)	all areas in which the Company shall have the right to construct such additional facilities as the Company deems necessary or convenient for the Enterprise.

The Government shall thereupon make arrangements for the Company to utilize and remain within all such areas and such land covered by such plans (or such comparable areas as may be agreed between the Government and the Company) and to exercise the other rights specified above with respect to each such area. The use and occupancy of any areas covered by such plans shall not be subject to payment by the Company of any levies other than those specified elsewhere in this Agreement. The plans filed pursuant to this paragraph shall to the extent practicable, give descriptions in sufficient detail to permit precise identification of the designated areas. The Government shall assist the Company in arrangements for any necessary resettlement of local inhabitants whose resettlement from any part of the Contract Area or the Project Areas is necessary and the Company shall pay for the resettlement and give reasonable compensation for any dwelling, privately owned lands (including such landownership based on any Indonesian customs or customary laws, generally or locally applicable) or other improvements in existence on any such parts which are taken or damaged by the Company in connection with its activities under this Agreement.

4.	Subject to the payments provided for in Article 13 of this Agreement and payments and provisions laid down in generally applicable Central Government, Regional Government and Provincial laws and regulations, and without prejudice to the rights of private parties and to payments of reasonable compensation as may be customary in the Contract Area, the Company at its own expense after approval of the Government may take and use from the Contract Area such timber (for construction purposes), soil, stone, sand, gravel, lime, water, and other products and materials as are necessary for or are to be used by the Enterprise. In doing so, the Company shall observe the existing regulations governing the exploitation and use of said natural resources.

5.	The Company shall also have the right subject to the approval of the Government and in compliance with existing rules and regulations to clear away and remove such timber, overburden and other obstructions as may be necessary or desirable for the mining, construction of facilities and any other operations of the Company under this Agreement, provided that the Company shall take into account other rights granted by the Government such as grazing, timber cutting and cultivation rights, and rights of way, by conducting its operations under this Agreement so as to interfere as little as possible with such rights.

6.	The Company may, at its own expense, also take and use any of such products and materials from other areas outside the Contract Area subject to the rights of other parties, to the approval of the Government, and to the payment of such compensation as may be agreed between the Company and such other parties or Government and in accordance with the prevailing laws and regulations.

7.	At the request of the Company, the Government shall co-operate in a joint endeavour to alleviate any interference which may arise from others operating under conflicting rights.

ARTICLE 19

FORCE MAJEURE

1.	Any failure by the Government or by the Company to carry out any of its obligations under this Agreement shall not be deemed a breach of contract or default if such failure is caused by force majeure, that party having taken all appropriate precaution, due care and reasonable alternative measures with the objectives of avoiding such failure and of carrying out its obligations under this Agreement. If any activity is delayed, curtailed or prevented by force majeure, then anything in this Agreement to the contrary notwithstanding, the time for carrying out the activity thereby affected and the term of this Agreement specified in Article 31 shall each be extended for a period equal to the total of the periods during which such causes or their effects were operative, and for such further periods, if any, as shall be necessary to make good the time lost as a result of such force majeure. For the purposes of this Agreement, force majeure shall include among other things; war, insurrection, civil disturbance, blockade, sabotage, embargo, strike and other labour conflict, riot, epidemic, earthquake, storm, flood, or other adverse weather conditions, explosion, fire, lightning, adverse order or direction of any Government de jure or de facto or any instrumentality or subdivision thereof, act of God or the public enemy, breakdown of machinery having a major effect on the operation of the Enterprise and any cause (whether or not of the kind hereinbefore described) over which the affected party has no reasonable control and which is of such a nature as to delay, curtail or prevent timely action by the party affected.

2.	The Party whose ability to perform its obligations is affected by force majeure shall notify as soon as practicable the other party thereof in writing, stating the cause, and the parties shall endeavour to do all reasonable acts and things within their power to remove such cause; provided, however, that neither party shall be obligated to resolve or terminate any disagreement with third parties, including labour disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to finally resolve the disagreement. As to labour disputes, the Company may request the Government to co-operate in a joint endeavour to alleviate any conflict which may arise.

ARTICLE 20

DEFAULT

1.	Subject to the provisions of Article 19 of this Agreement, in the event that the Company is found to be in default in the performance of any provision of this Agreement, the Government, as its remedy under this Agreement, shall give the Company written notice thereof (which notice must state that it is pursuant to this Article) and the Company shall have a period of a maximum 180 (one hundred and eighty) days after receipt of such notice to correct such default. The actual time within which to correct such default shall be stipulated in the said written notice in each individual case as may be reasonable under the circumstances considering the nature of the default. In the event the Company corrects such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not correct such default within the time stipulated in the notice, the Government shall have the right to terminate this Agreement in accordance with the provisions of Article 22 as the case may be.

2.	Notwithstanding the provision of paragraph 1 of this Article, in the event the Company shall be found to be in default in the making of any payment of money to the Government which the Company is required to make pursuant to Article 12 or Article 13, the period within which the Company must correct such default shall be 30 (thirty) days after the receipt of notice thereof. The penalty for late payment shall be an interest charge on the amount in default from the date the payment was due, at the rate of the New York prime interest rate in effect at the date of default plus 4% (four percent). This or other penalties provided for in this Article may not be taken as deductions in the calculation of taxable income.

3.	The Company shall not be deemed to be in default in the performance of any provision of this Agreement concerning which there is any dispute between the Parties until such time as all disputes concerning such provision, including any contention that the Company is in default in the performance thereof or any dispute as to whether the Company was provided a reasonable opportunity to correct a default, have been settled as provided in Article 21.

ARTICLE 21

SETTLEMENT OF DISPUTES

1.	The Government and the Company hereby consent to submit to conciliation, where the Parties wish to seek an amicable settlement by conciliation, or to arbitration, all disputes between the Parties hereto arising before or after termination out of this Agreement or the application thereof or the operations hereunder, including contentions that a Party is in default in the performance of its obligations, for final settlement. Where the Parties seek an amicable settlement of a dispute by conciliation, the conciliation shall take place in accordance with the UNCITRAL Conciliation Rules contained in resolution 35/52 adopted by the United Nations General Assembly on 4 December, 1980 and entitled “Conciliation Rules of the United Nations Commission on International Trade Law” as at present in force. Where the Parties arbitrate, the dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15 December, 1976 and entitled “Arbitration Rules of the United Nations Commission on International Trade Law” as at present in force. The foregoing provisions of this paragraph do not apply to tax matters which are subject to the jurisdiction of Majelis Pertimbangan Pajak (The Consultative Board for Taxes). The language to be used in conciliation and arbitration proceedings shall, unless the Parties mutually agree otherwise, be the English language.

2.	Before the Government or the Company institutes an arbitration proceeding under the UNCITRAL Arbitration Rules with respect to a particular dispute, it shall have used its best endeavours to take all necessary steps to exhaust the administrative remedies available to it under the laws of Indonesia with respect to that dispute.

3.	Conciliation or Arbitration proceedings conducted pursuant to this Article shall if appropriate arrangements can be made be held in Jakarta, Indonesia, unless the Parties mutally agree upon another location or unless the aforesaid rules or the procedures thereunder otherwise require. The provisions of this Article shall continue in force notwithstanding the termination of this Agreement. An award pursuant to such Arbitration Proceedings shall be enforceable against and binding upon the Parties hereto.

ARTICLE 22

TERMINATION

1.	At any time during the term of this Agreement, after having used all reasonable diligence in its endeavour to conduct its activities under this Agreement, if in the Company’s opinion the Enterprise is not workable, the Company shall consult with the Minister and may thereafter submit a written notice to terminate this Agreement and to be relieved of its obligations. Such notice shall be accompanied with all data and information of the Company’s activities under this Agreement which shall include but not be limited to documents, maps, plans, worksheets and other technical data and information. Upon confirmation of termination by the Minister or within a period of 6 (six) months from the date of the giving of such written notice by the Company, whichever shall be the earlier, this Agreement shall automatically terminate and the Company shall be relieved of its obligations under this Agreement except as hereinafter specifically provided in this Article.

2.	If termination occurs during the General Survey or Exploration Periods, the Company shall have a period of 6 (six) months within which to sell, remove or otherwise dispose of its property in Indonesia and to furnish the Government with the information to be turned over to it in respect of the work which the Company has performed to the date of the giving of the aforementioned notice. Any property not so removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

3.	If termination occurs during the Feasibility Studies Period all property of the Company, movable and immovable, located in the Contract Area shall be offered for sale to the Government, which shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at a price equal to the total original cost to the Company payable in any currency freely convertible in Indonesia and through a bank to be agreed upon by both parties within 90 (ninety) days after acceptance by the Government of such offer. If the Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 6 (six) months after the expiration of such offer. Any property not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

4.

If termination occurs during the Construction Period all property of the Company, both movable and immovable, located in the Contract Area shall in the first instance be offered for sale to the Government which shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at a price equal to the total original cost to the Company payable in any currency freely convertible in Indonesia and through a bank to be agreed upon by both parties within 90 (ninety) days after acceptance by the Government of such offer. If the Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 12 (twelve) months after the expiration’ of such offer. Any property not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

5.	If termination occurs during the Operating Period or by reason of the expiration of the term of this Agreement, all property of the Company, both movable and immovable, located in the Contract Area shall be offered for sale to the Government at cost or market value whichever is the lower, but in no event lower than the depreciated book value. The Government shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at the agreed value payable in any currency freely convertible in Indonesia and through a bank to be agreed upon by both Parties within 90 (ninety) days after acceptance by the Government of such offer. If the Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 12 (twelve) months after the expiration of such offer. Any property not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

6.	It is agreed, however, that any property of the Company in Indonesia, movable or immovable, as shall at the termination of this Agreement be in use for public purpose such as roads, schools and/or hospitals with their equipment shall immediately become the property of the Government without any compensation to the Company; and the Company shall recognise the items referred to in paragraph (c) of sub-paragraph 1 of Article 24 of Law No. 11, 1967 relating to safety and the right to excavate, and paragraphs 3, 4, 5 of Article 46 of Government Regulations No. 32 of 1969.

7.	All sales, removals or disposals of the Company’s property pursuant to the termination of this Agreement shall be effected according to the prevailing laws, and regulations; any gain or loss from sale or disposal as relating to the written down book value shall be determined in accordance with Article 13 of this Agreement. All values shall be based on generally accepted accounting principles.

8.	Rights and obligations which have come into effect prior to the termination of this Agreement and rights and obligations relating to transfer of currencies and properties which have not yet been completed at the time of such termination shall continue in effect for the time necessary or appropriate fully to exercise such rights and discharge such obligations. Additionally, the Company shall be granted the right to transfer abroad all or any proceeds of sale received under this Article 22 subject to the requirement of paragraph 2 of Article 15.

ARTICLE 23

COOPERATION OF THE PARTIES

1.	The Parties to this Agreement agree that they will at all times use their best efforts to carry out the provisions of this Agreement to the end that the Enterprise may at all times be conducted with efficiency and for the optimum benefit of the Parties.

2.	The Company agrees to plan and conduct all operations under this Agreement in accordance with the standards and requirements imposed elsewhere in this Agreement for the sound and progressive development of the mining industry in Indonesia, to give at all times full consideration to the aspirations and welfare of the people of the Republic of Indonesia and to the development of the Nation, and to cooperate with the Government in promoting the growth and development of the Indonesian economic and social structure, and subject to the provisions of this Agreement, at all times to comply with the laws and regulations of Indonesia.

3.	At any time during the term of this Agreement, upon request by either party, the Government and the Company may consult with each other:

(a)	to determine whether in the light of all relevant circumstances the financial or other provisions of this Agreement need revision in order to ensure that the Agreement operates equitably and without major detriment to the interests of either Party. Such circumstances shall include the conditions under which the mineral production is carried out such as the size, location and overburden of mineral deposits, the quality of the mineral, the market conditions for the mineral, the prevailing purchasing power of money and the terms and conditions prevailing for comparable mineral ventures. In reaching agreement on any revision of this Agreement pursuant to this paragraph 3 both Parties shall ensure that no revision of this Agreement shall prejudice the Company’s ability to retain financial credibility abroad and to raise finance by borrowing internationally in a manner and on terms normal to the mining industry, and

(b)	concerning the progress of the Enterprise. In this regard, the Government acknowledges that without prejudice to the other provisions of this Agreement, the Company may apply for an extension of any period or stage referred to in paragraph 2 of Article 3 and the Government may in its discretion grant an extension of such period(s) or stage(s).

Such consultation shall be carried out in a spirit of cooperation with due regard to the intent and objectives of the respective Parties. Both Parties desire to realize the success of the Enterprise for the benefit of the people of the Republic of Indonesia, the development of the nation, the growth and development of the economic and social structure, the continued operation of the Company and the development of the mineral resources of the Republic of Indonesia.

ARTICLE 24

PROMOTION OF NATIONAL INTEREST

1.	In the conduct of its activities under the Agreement the Company shall consistent with its rights and obligations elsewhere under this Agreement give preference to Indonesian consumers’ requirements for its products and the Company and its Affiliates and sub-contractors shall in good faith and to the fullest practicable extent utilize Indonesian manpower, services and raw materials produced from Indonesian sources and products manufactured in Indonesia to the extent such services and products are available on a competitive time, cost and quality basis, provided that:

(i)	in comparing prices of goods produced or manufactured in Indonesia to the price of imported goods there shall be added customs duties, other levies and expenses incurred up to the time the imported goods are landed in Indonesia.

(ii)	in comparing the services available in Indonesia fifteen percent (15%) must be added to the charge of the imported services.

2.	The Company shall, consistent with its rights and obligations elsewhere under this Agreement, process or cause to be processed, its ores in Indonesia to the most advanced stage possible subject to Article 10 paragraph 3 and, in the event it does not establish its own facilities, shall use existing processing facilities in Indonesia, provided that the charges, recoveries and services therefor are economic and competitive.

3.	Subject to the provisions hereunder, the Company shall ensure that its shares owned by the Foreign Investor(s) are offered either for sale or issue firstly, to the Government, and secondly (if the Government does not accept this offer within thirty (30) days of the date of the offer) to Indonesian nationals or Indonesian companies controlled by Indonesian nationals. An offer to the Government or Indonesian nationals or Indonesian companies controlled by Indonesian nationals shall be called an offer to “the Indonesian Participant” for the purpose of this Article 24. In the event that the Government does not accept an offer pursuant to this Article, it may supervise the offer to Indonesian nationals or to Indonesian companies controlled by Indonesian nationals and the valuation of the shares pursuant to this Article 24, paragraph 6.

4.	The number of shares to be offered to the Indonesian Participant in each year following the end of the fourth full calendar year of the Operating Period shall be the difference between the following percentages and the percentage of shares (if less than the following percentages) already owned by the Indonesian Participant at the relevant date of offer:

By the end of the fifth year, at least 15%;

By the end of the sixth year, at least 23%;

By the end of the seventh year, at least 30%;

By the end of the eighth year, at least 37%;

By the end of the ninth year, at least 44%;

By the end of the tenth year, at least 51%.

All obligations of the Company under this Article 24, paragraph 4 shall be deemed to be discharged as soon as not less than 51% of the total shares issued and outstanding shall have been offered to and purchased by the Indonesian Participant.

The timetable under which shares in the Company are to be offered to the Indonesian Participant may be extended with the approval of the Government.

5.	The offer of such shares shall be made:

(i)	Upon terms and conditions reasonably intended to ensure that such shares are not thereafter transferred to non-Indonesians, and

(ii)	Within three months from the end of each calendar year and the Indonesian Participant shall within a period of three months from the date of offer, advise the Company of its intention to exercise its option to purchase such shares.

6.	The price at which shares shall be offered for sale pursuant to this Article 24, paragraphs 3, 4 and 5 shall be determined as of the end of the year preceding that in which the particular offering is to be made, and shall be the highest of:

(i)	The then current replacement cost of the Company’s investment under this Agreement being the current replacement cost of the Company’s investment defined as the cumulative amounts expended by the Company for General Survey, Exploration, feasibility study, development and other pre-production costs, capital expenditure and working capital adjusted by an appropriate annual amount necessary to recognize the effect of inflation computed from the Export Price Index of Manufactured Goods reported by the United Nations Bulletin of Statistics, less:

(a)	accumulated depreciation and amortization on the basis of the useful or economic life of the different investment categories listed above, adjusted by an appropriate annual amount necessary to recognize the effect of inflation computed from the Export Price Index of Manufactured Goods reported in the United Nations Bulletin of Statistics, and

(b)	liabilities as of the end of the year.

The economic lives for the different investment categories for use in the determination of current replacement cost shall be in accordance with generally accepted accounting principles in the international mining industry. The inflation adjustment is to be applied to the investment listed above recognizing as working capital subject to inflation adjustment only that portion represented by tangible equipment and semi finished or finished goods, including but not limited to operating materials and supplies and spare parts and saleable mineral and/or metal inventories. The price per share of shares offered shall be that price determined by dividing the current replacement cost by the total number of shares of the Company outstanding immediately prior to the offer.

The determination of current replacement cost shall be the subject of agreement between the Foreign Investor(s) and the Government. Failing such agreement, current replacement cost shall be determined by independent valuers to be appointed as provided for below;

or

(ii)	The price at which shares will be accepted for listing on the Jakarta Stock Exchange and offered for sale.

The Government and the Company shall consult with representatives of the Jakarta Stock Exchange and other financial experts to determine the price at which shares should be offered for listing on the Jakarta Stock Exchange.

or

(iii)	The value of the shares (in the proportion that they bear to the issued share capital of the Company) based upon a fair valuation of the Company as a going concern to be agreed upon between the Government and the Foreign Investor(s).

The Company and the Government agree that the value of the shares based upon a fair valuation of the Company as a going concern is to be determined by assessment of future earnings, dividend projections and judgement of an appropriate rate of return that recognizes the risk associated with future earnings and dividends.

In the event that agreement cannot be reached on the current replacement cost of the Company’s investment calculated in the manner set out above or the fair valuation of the Company as a going concern calculated in the manner set out above, then the current replacement cost of the Company’s investment or the fair valuation of the Company as a going concern will be determined by independent valuers on the basis that the Foreign Investor(s) is/are a willing but not anxious seller and as provided below using the valuation principles set forth above and in case of a valuation under (ii) or (iii) above, giving due consideration to the project investment risk.

Such independent valuers shall consist of one representative of and appointed by the Government and one representative of and appointed by the Foreign Investor(s). The independent valuers shall meet as soon as convenient at a mutually agreeable place in Indonesia and if the members of the independent valuers do not reach agreement within thirty (30) days after their appointment or such longer period as the Government and the Foreign Investor(s) may mutually agree the representatives shall appoint a third member of the independent valuers, who shall be a representative of an internationally recognized Merchant Bank who is familiar with the international mining industry and not a national of the Republic of Indonesia or United States of America. The decision of two members of the independent valuers shall then be binding upon the Parties. Failure of the two representatives to appoint a third member of the independent valuers within forty (40) days of their appointment shall require the issues to be submitted to arbitration pursuant to Article 21. The Foreign

Investor(s) and the Government shall each pay the expense of its own representative and one half of all other expenses of the independent valuers proceedings.

7.	The Company and the Government agree that, in view of the Company undertaking this obligation to offer for sale shares of the Company, the underwriting fee will be borne by the Company while the listing and/or brokerage commissions and fees, if any, incurred in any ensuing listing and/or sale of such shares shall be reasonable and not substantially reduce the proceeds of the sale and shall be shared equally by buyer and seller.

8.	Shares purchased by the Indonesian Participant shall be paid for in Rupiahs (convertible at the prevailing exchange rate into United States Dollars applicable at the date of the payment referred below) or in United States Dollars. The proceeds of sale may be transferred abroad in accordance with Article 15, paragraph 2. Such payment shall be made within three (3) months after the date of acceptance of the offer referred to in Article 24, paragraph 5 hereinabove.

Upon receipt of payment, the Company shall cause prompt delivery of the shares to the Indonesian Participant. In the case of a sale of shares, as distinct from an issue, the Company will be receiving such payment as agent for the Foreign Investor(s) selling those shares. The Government will ensure that the Company can remit the amount of such payment to the relevant Foreign Investor(s) exempted from Indonesian taxes and the Government hereby indemnifies the Company in respect of any such taxes.

9.	In the event of an increase in the share capital of the Company, the Indonesian shareholders shall be offered new shares in proportion to their existing shareholding so as to give them the opportunity to maintain their existing proportionate shareholding in the Company.

10.	In no event shall shares held by Indonesians be treated less favourably than those held by any others.

11.	The Government shall be entitled to appoint directors of the Company in proportion to the Government shareholding in the Company.

12.	All or any of the rights of the Government under this Article (including the right to take up shares in the Company and the right to appoint directors) may be exercised with the consent of the Government by a nominee or nominees of the Government being a statutory body or other instrumentality of the Government either solely or jointly with the Government and in accordance with the terms in this Article, but so that the total entitlement of the Government and its nominee or nominees either solely or jointly shall not exceed that which the Government would have been allowed under this Article if it had exercised those rights solely.

For the purpose of determining the number of directors which the Government is entitled to appoint under paragraph 11, any shareholding of a nominee of the Government shall be deemed to be a shareholding of the Government.

ARTICLE 25

REGIONAL CO-OPERATION IN REGARD TO

ADDITIONAL INFRASTRUCTURE

1.	The Company will at all times co-operate with the Government in utilizing its best efforts to plan and co-ordinate its activities, and proposed future projects in the Contract Area or the Project Area. Living accommodation and facilities and working conditions provided by the Company for its operations shall be of a Government standard commensurate with those of good employers operating in Indonesia.

2.	In relation to the region, the Company will endeavour to assist in maximizing the economic and social benefits generated by the Enterprise in the Contract Area in respect to :

(i)	co-ordinating such benefits with local and regional infrastructure studies undertaken by the Government together with any benefits generated by other interested local, foreign and international public and private entities; and

(ii)	assisting and advising the Government, when requested, in its planning of the infrastructure and regional development which the Company may deem useful to the Enterprise and to existing and future industries and activities in the area of the Enterprise.

3.	The Company shall allow the public and the Government to use the Company’s wharf and harbour installations, air strips, machinery, equipment, services and facilities ancillary thereto on such reasonable terms and reasonable charges as the Company shall impose, provided, however, that such use shall not unduly prejudice or interfere with the Company’s operations hereunder.

4.	The Company shall during the Construction Period and substantially in accordance with the plans and designs for the Enterprise as approved by the Government at its own cost construct such new roads together with all warning devices, bridges and crossings as may be necessary for the purpose of this Agreement.

5.	The Company shall allow the public and the Government to use free of charge any roads outside the Mining Area constructed and/or maintained by the Company, provided, however, that such use shall not unduly prejudice or interfere with the Company’s operations hereunder and that to avoid burdening the Company with excessive maintenance costs the Government and the Company shall together define what categories of traffic shall be allowed to use such roads and to what extent if any the Government or third parties shall contribute towards such maintenance costs.

6.	The Company shall maintain and be responsible for the maintenance of all roads in the Mining Area.

7.	All roads constructed by the Company outside the Mining Area shall be public roads for the purposes of the provisions of the traffic laws and regulations which may from time to time be in force in Indonesia. To the extent that the plans and designs for the Enterprise as approved by the Government so provide and thereafter from time to time, the Government will make such special regulations under the traffic laws as it considers necessary or desirable for the proper safety of the users of the said roads.

8.	If the Company’s use of the existing public roads results in or is likely to result in significant damage or deterioration, the Company shall pay to the Government or other authority having control over the road the cost (or an equitable proportion thereof having regard to the use of such road by others) of preventing or making good such damages or deterioration or of upgrading to a standard necessary having regard to the increased traffic and in addition the Government or other authority having control over that road may require the Company to pay a maintenance user charge based upon what is fair and reasonable having regard to the continuing cost (excluding any profit to the Government or such other authority) of operation and the maintenance of that road and the use of that road by others.

9.	The Company shall at its own cost and in accordance with laws and regulations that may from time to time be in force in Indonesia, construct and provide all storage dams, water works, treatment, transmission and reticulation works (hereinafter called “the Water Works”) necessary to supply adequately the needs of the Enterprise.

10.	The Company shall at its own cost operate and maintain and be responsible for the maintenance of that part of the Water Works necessary to supply the Enterprise from the point where such part is separated from the rest of the Water Works. The Company may charge reasonable rates and service charges for the water supply. If the Government is able to take over and adequately maintain that part of the Water Works, the Company and its employees shall thereafter pay reasonable rates and service charges for the water supply.

11.	In the event that the Government is unable to provide adequate telecommunications facilities, the Company may in accordance with rules and regulations which may from time to time be in force in Indonesia, install and operate such telecommunications facilities, provided that it shall allow the Government and public to use such facilities on such reasonable terms and reasonable charges as the Company shall impose, on the condition that such use shall not unduly prejudice or interfere with the Company’s operations.

12.	In the event that telecommunications facilities can be provided by the Government, the Company shall be obliged to use the Government’s network and pay standard charges for telecommunications services.

13.	The Company may at its own cost, in accordance with the laws and regulations which may from time to time be in force in Indonesia, and subject to Government approval which shall not unreasonably be withheld construct and establish and develop a camp or permanent facilities sufficient to service the needs of the Enterprise.

ARTICLE 26

ENVIRONMENTAL MANAGEMENT AND PROTECTION

1.	The Company shall, in accordance with prevailing environmental and natural preservation laws and regulations of Indonesia, conduct its operations so as to control Waste or loss of natural resources, to protect natural resources against unnecessary damage, and to prevent pollution and contamination of the Environment, and in general maintain the health and safety of its employees and the local community. The Company shall also be responsible for reasonable preservation of the natural environment within which the Company operates and especially for taking no acts which may unnecessarily and unreasonably block or limit the further development of the resources of the area.

2.	The Company shall include in the feasibility study for each mining operation an Environmental Impact Study to analyse the potential impact of its operations on land, water, air, biological resources and human settlements. The environmental study will also outline measures which the Company intends to use to mitigate adverse impacts.

ARTICLE 27

LOCAL BUSINESS DEVELOPMENT

1.	The Company shall to the extent reasonably and economically practicable having regard to the nature of the particular goods and services promote, support, encourage and lend assistance to Indonesian nationals desirous of establishing enterprises and businesses providing goods and services for the Enterprise and for the permanent settlement (if any) constructed by the Company and the residents thereof, and shall generally promote, support, encourage and assist the establishment and operation of local enterprises in the Mining Area.

2.	The Company shall make maximum use of Indonesian sub-contractors where services are available from them at competitive prices and of comparable standards with those obtainable from elsewhere, whether inside or outside Indonesia.

3.	Insofar as it is practicable the Company shall give first preference in its assistance hereunder to landowners in and other people originating from the area of the Enterprise.

4.	The Company shall, at the commencement of the Feasibility Studies Period, appoint for such period as is reasonably necessary, a member of its staff who has had experience within Indonesia of the establishment, control and day-to-day running of enterprises controlled and run by Indonesians and who shall:

(i)	identify activities related to the Enterprise including the provision of goods and services as described above which can be carried on by Indonesians nationals or local enterprises;

(ii)	advise and assist Indonesian nationals desirous of carrying on those activities or of establishing enterprises to do the same; and

(iii)	implement, or assist in the implementation of, the Business Development Program as hereinafter described on behalf of the Company.

The staff member appointed for this purpose shall be a full time employee of the Company.

5.	The Company shall, in consultation with the Government prepare a Business Development Program for the development of Indonesian businesses and enterprises associated with or incidental to the Enterprise which shall be submitted to the Government as part of the Company’s feasibility study report as described in Annex “E”.

6.	The Business Development Program will make provision as far as is practicable for the following:

(i)	enterprises involved in the supply and maintenance of mining equipment (other than that carried out by the Company) and the provision of consumable supplies;

(ii)	subcontracting to self-employed equipment operators or road construction and maintenance;

(iii)	subcontracting of site preparation, construction and maintenance of houses, government buildings, industrial facilities and other works and buildings and facilities to be established, including concreting, welding, tank constructions, steel fabrication, plumbing, electrical work and timberwork;

(iv)	enterprises involved in town services such as sewerage and garbage collection, treatment and disposal, passenger transport, freight carriage of consumer items and stevedoring (except in relation to the shipping of the produce of the mine);

(v)	enterprises involved in trade stores, supermarkets, other retail outlets, canteens, restaurants, taverns, cinemas, social clubs, cleaning and laundry, and vehicle maintenance and repair facilities;

(vi)	enterprises involved in the supply of fresh fruits, vegetables, meat and fish;

and may include provision for other activities agreed to by the Company and the Government.

7.	The Business Development Program shall also include details of:

(i)	the time schedule for its implementation;

(ii)	those additional activities which could be established by Indonesian nationals;

(iii)	those activities in which the Company intends to commence operating but which will be transferred to Indonesian nationals at a later date, on a commercial basis; and

(iv)	any facilities by way of training, technical or financial assistance which can be made available to facilitate the smooth transition of ownership and operation to Indonesian nationals.

8.	The Business Development Program shall be reviewed annually by the Company, in consultation with the Government, and may be altered by mutual consent between the Company and the Government with a view to securing the maximum benefit to Indonesian nationals and local enterprises from the operations of the Company and the carrying out of the Enterprise.

9.	The Company shall consult from time to time with representatives of the Government and furnish the Government at quarterly intervals with a report concerning the following:

(i)	the implementation of the training and manpower aspects of the Business Development Program;

(ii)	the implementation of provisions relating to local purchasing of supplies; and

(iii)	the implementation of provisions relating to local business development.

ARTICLE 28

MISCELLANEOUS PROVISIONS

1.	Each of the Parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

2.	Any notice, request, waiver, consent, approval and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made when it shall be delivered by hand or by mail, telegram, cable or radiogram, with postage or transmission charges fully prepaid, to the Party to which it is required or permitted to be given or made at such Party’s address hereinafter specified, or at such other addresses as such Party shall have designated by notice to the Party giving such notice or making such request:

To the Government addressed to:

The Ministry of Mines and Energy of the Republic of Indonesia

c/o: Directorate General of Mines

Jl. Jenderal Gatot Subroto Kav. 49

JAKARTA - INDONESIA

To the Company at its principal office in Jakarta with one copy by airmail, telegram, telex, cable or radiogram, with postage or transmission charges fully prepaid to:

Newmont Indonesia Limited

18th Floor, A.M.P. Tower.

535 Bourke St , Melbourne 3000

Victoria, Australia

Telex No. 32026

or such other address as the Company may notify from time to time.

3.	The Minister may take any action or give any consent on behalf of the Government which may be necessary or convenient under or in connection with this Agreement for its better implementation and any action so taken or consent so given shall be binding upon the Government and any instrumentality or sub-division thereof.

4.	When required by the context of this Agreement, each number (singular or plural) shall include all numbers and each gender shall include all genders. The headings appearing in this Agreement are not to be construed as interpretations of the text or provisions hereof, but are intended only for convenience of reference.

5.	The terms of this Agreement constitute the entire agreement between the Parties hereto and no previous communications, representations or agreements, either oral or written between the Parties hereto with respect to the subject matter thereof shall vary the terms of this Agreement.

6.	Unless the context otherwise expressly requires, where reference is made in this Agreement to the laws or regulations of Indonesia such reference shall be to the laws and regulations of Indonesia generally applicable to foreign mining companies in Indonesia in force from time to time.

7.	Where an approval or consent or concurrence of a Ministry or the Government of Indonesia or any sub-division or instrumentality thereof is required, and where an application is made by the Company to the Government of Indonesia under this Agreement such approval or consent will not be unreasonably withheld or delayed.

ARTICLE 29

ASSIGNMENT

1.	This Agreement may not be transferred or assigned (including for the purpose of financing) in whole or in part, without the prior written consent of the Minister; provided however that where the Minister consents to a transfer or assignment, the Company shall not be relieved from any of its obligations hereunder except to the extent that the transferee or assignee shall assume and in fact perform such obligations.

2.	The shareholders in the Company shall not transfer shares in the Company without the prior written consent of the Minister which shall not be unreasonably withheld or delayed; provided that the written consent of the Minister shall not be required in the case of:

(a)	a transfer of shares pursuant to Article 24 or;

(b)	a transfer by a shareholder of all or some of its shares to a Subsidiary.

ARTICLE 30

FINANCING

1.	The Company shall have sole responsibility for financing the Enterprise and shall maintain sufficient capital to carry out its obligations under this Agreement. The Company may determine the extent to which the financing shall be accomplished through issuance of shares of the Company or through borrowings by the Company, provided that from the start of the Construction Period the Company shall endeavour to maintain a ratio of shareholders capital to third party borrowings so as to guarantee the continuing solvency of the Company in order to protect the legitimate interests of the Government, the lenders and the shareholders.

2.	Any long term borrowing by the Company under this Agreement shall be on such repayment terms and at such effective rates of interest (including discounts, compensating balances and other costs of obtaining such borrowings) which are reasonable and appropriate for mining companies in circumstances then prevailing in the international money markets after complying with existing procedures for obtaining foreign loans.

ARTICLE 31

TERM

1.	This Agreement shall become effective on the date set out at the beginning of this Agreement.

2.	Subject to the provisions herein contained, this Agreement shall continue in force until the expiration of the last Operating Period for a Mining Area and for such additional period, if any, for which this Agreement shall be renewed or otherwise extended.

3.	Notwithstanding paragraph 2 of this Article, the Government agrees that within a reasonable period prior to the expiration of the Operating Period for any Mining Area it will give sympathetic consideration to any request by the Company to extend the Operating Period in question by the maximum period permitted by law in recognition of the requirements for appropriate economic recovery of Minerals from any such Mining Area.

ARTICLE 32

GOVERNING LAW

1.	Except as otherwise expressly provided herein, this Agreement, its implementation and operation shall be governed and construed and interpreted in accordance with the laws of the Republic of Indonesia.

2.	This Agreement has been drawn up in both the Indonesian and English languages and both texts are valid. In the event of any divergency between the two texts, however, the English text shall prevail and shall be considered the official text.

In witness whereof, the Parties hereto have caused this Agreement to be duly executed as of the date appearing at the beginning of this Agreement.

FOR:	THE GOVERNMENT OF THE REPUBLIC OF INDONESIA,

By:
Minister of Mines and Energy Prof. Subroto

FOR:	PT. NEWMONT NUSA TENGGARA

By:
John C. Quinn

and

By:
Jusuf Merukh

ANNEX “A”

CONTRACT AREA

The “Contract Area” is the mainland of the island of Lombok and Sumbawa bounded by points 1 through 194 as defined by coordinates listed below:

Point	Latitude				Longitude
1.	8°	34'	57"	S	116°	16'	04"	E
2.	8°	34'	57"	S	116°	45'	16"	E
3.	8°	32'	28"	S	116°	45'	16"	E
4.	8°	32'	28"	S	116°	46'	04"	E
5.	8°	27'	28"	S	116°	46'	04"	E
6.	8°	27'	28"	S	116°	50'	14"	E
7.	8°	25'	59"	S	116°	50'	14"	E
8.	8°	25'	59"	S	116°	55'	11"	E
9.	8°	25'	03"	S	116°	55'	11"	E
10.	8°	25'	03"	S	116°	58'	23"	E
11.	8°	24'	07"	S	116°	58'	23"	E
12.	8°	24'	07"	S	117°	01'	20"	E
13.	8°	22'	34"	S	117°	01'	20"	E
14.	8°	22'	34"	S	117°	03'	25"	E
15.	8°	24'	59"	S	117°	03'	25"	E
16.	8°	24'	59"	S	117°	05'	22"	E
17.	8°	22'	26"	S	117°	05'	22"	E
18.	8°	22'	26"	S	117°	06'	22"	E
19.	8°	22'	02"	S	117°	06'	22"	E
20.	8°	22'	02"	S	117°	12'	47"	E
21.	8°	24'	03"	S	117°	12'	47"	E
22.	8°	24'	03"	S	117°	15'	12"	E
23.	8°	25'	03"	S	117°	15'	12"	E
24.	8°	25'	03"	S	117°	17'	49"	E
25.	8°	25'	59"	S	117°	17'	49"	E
26.	8°	25'	59"	S	117°	18'	41"	E
27.	8°	26'	31"	S	117°	18'	41"	E
28.	8°	26'	31"	S	117°	21'	50"	E
29.	8°	27'	40"	S	117°	21'	50"	E
30.	8°	27'	40"	S	117°	24'	19"	E
31.	8°	26'	31"	S	117°	24'	19"	E
32.	8°	26'	31"	S	117°	25'	03"	E
33.	8°	25'	59"	S	117°	25'	03"	E
34.	8°	25'	59"	S	117°	25'	27"	E
35.	8°	23'	34"	S	117°	25'	27"	E
36.	8°	23'	34"	S	117°	27'	27"	E
37.	8°	24'	35"	S	117°	27'	27"	E
38.	8°	24'	35"	S	117°	32'	33"	E
39.	8°	23'	30"	S	117°	32'	33"	E
40.	8°	23'	30"	S	117°	34'	37"	E
41.	8°	25'	35"	S	117°	34'	37"	E
42.	8°	25'	35"	S	117°	38'	02"	E
43.	8°	27'	07"	S	117°	38'	02"	E
44.	8°	27'	07"	S	117°	41'	03"	E
45.	8°	28'	36"	S	117°	41'	03"	E
46.	8°	28'	36"	S	117°	44'	08"	E
47.	8°	30'	00"	S	117°	44'	08"	E
48.	8°	30'	00"	S	117°	45'	08"	E
49.	8°	32'	08"	S	117°	45'	08"	E
50.	8°	32'	08"	S	117°	48'	09"	E

51.	8°	33'	57"	S	117°	48'	09"	E
52.	8°	33'	57"	S	117°	47'	08"	E
53.	8°	34'	31"	S	117°	47'	08"	E
54.	8°	34'	31"	S	117°	46'	16"	E
55.	8°	38'	02"	S	117°	46'	16"	E
56.	8°	38'	02"	S	117°	47'	08"	E
57.	8°	38'	30"	S	117°	47'	08"	E
58.	8°	38'	30"	S	117°	46'	44"	E
59.	8°	42'	32"	S	117°	46'	44"	E
60.	8°	42'	32"	S	117°	51'	14"	E
61.	8°	42'	00"	S	117°	51'	14"	E
62.	8°	42'	00"	S	117°	54'	35"	E
63.	8°	43'	00"	S	117°	54'	35"	E
64.	8°	43'	00"	S	117°	55'	55"	E
65.	8°	57'	00"	S	117°	55'	55"	E
66.	8°	57'	00"	S	117°	53'	27"	E
67.	8°	56'	31"	S	117°	53'	27"	E
68.	8°	56'	31"	S	117°	50'	58"	E
69.	8°	55'	03"	S	117°	50'	58"	E
70.	8°	55'	03"	S	117°	48'	53"	E
71.	8°	56'	31"	S	117°	48'	53"	E
72.	8°	56'	31"	S	117°	45'	52"	E
73.	8°	55'	59"	S	117°	45'	52"	E
74.	8°	55'	59"	S	117°	41'	55"	E
75.	8°	57'	03"	S	117°	41'	55"	E
76.	8°	57'	03"	S	117°	39'	51"	E
77.	8°	58'	32"	S	117°	39'	51"	E
78.	8°	58'	32"	S	117°	37'	50"	E
79.	8°	59'	28"	S	117°	37'	50"	E
80.	8°	59'	28"	S	117°	35'	53"	E
81.	9°	00'	31"	S	117°	35'	53"	E
82.	9°	00'	31"	S	117°	33'	04"	E
83.	9°	01'	28"	S	117°	33'	04"	E
84.	9°	01'	28"	S	117°	31'	04"	E
85.	9°	02'	00"	S	117°	31'	04"	E
86.	9°	02'	00"	S	117°	28'	31"	E
87.	9°	02'	30"	S	117°	28'	31"	E
88.	9°	02'	30"	S	117°	27'	40"	E
89.	9°	03'	29"	S	117°	27'	40"	E
90.	9°	03'	29"	S	117°	23'	39"	E
91.	9°	04'	00"	S	117°	23'	39"	E
92.	9°	04'	00"	S	117°	19'	53"	E
93.	9°	03'	29"	S	117°	19'	53"	E
94.	9°	03'	29"	S	117°	16'	00"	E
95.	9°	02'	30"	S	117°	16'	00"	E
96.	9°	02'	30"	S	117°	14'	30"	E
97.	9°	02'	00"	S	117°	14'	30"	E
98.	9°	02'	00"	S	117°	11'	23"	E
99.	9°	03'	30"	S	117°	11'	23"	E
100.	9°	03'	30"	S	117°	10'	19"	E
101.	9°	04'	00"	S	117°	10'	19"	E
102.	9°	04'	00"	S	117°	09'	47"	E
103.	9°	06'	00"	S	117°	09'	47"	E
104.	9°	06'	00"	S	117°	05'	45"	E
105.	9°	06'	30"	S	117°	05'	45"	E
106.	9°	06'	30"	S	117°	00'	48"	E
107.	9°	06'	00"	S	117°	00'	48"	E
108.	9°	06'	00"	S	116°	57'	51"	E
109.	9°	04'	33"	S	116°	57'	51"	E
110.	9°	04'	33"	S	116°	52'	22"	E
111.	9°	04'	00"	S	116°	52'	22"	E
112.	9°	04'	00"	S	116°	51'	34"	E

113.	9°	03'	33"	S	116°	51'	34"	E
114.	9°	03'	33"	S	116°	48'	37"	E
115.	9°	02'	36"	S	116°	48'	37"	E
116.	9°	02'	36"	S	116°	46'	00"	E
117.	9°	01'	30"	S	116°	46'	00"	E
118.	9°	01'	30"	S	116°	44'	00"	E
119.	8°	57'	15"	S	116°	44'	00"	E
120.	8°	57'	15"	S	116°	43'	27"	E
121.	8°	51'	50"	S	116°	43'	27"	E
122.	8°	51'	50"	S	116°	45'	48"	E
123.	8°	49'	49"	S	116°	45'	48"	E
124.	8°	49'	49"	S	116°	46'	45"	E
125.	8°	45'	00"	S	116°	46'	45"	E
126.	8°	45'	00"	S	116°	45'	48"	E
127.	8°	41'	00"	S	116°	45'	48"	E
128.	8°	41'	00"	S	116°	45'	16"	E
129.	8°	39'	00"	S	116°	45'	16"	E
130.	8°	39'	00"	S	116°	45'	48"	E
131.	8°	36'	30"	S	116°	45'	48"	E
132.	8°	36'	30"	S	116°	37'	30"	E
133.	8°	39'	00"	S	116°	37'	30"	E
134.	8°	39'	00"	S	116°	36'	26"	E
135.	8°	41'	00"	S	116°	36'	26"	E
136.	8°	41'	00"	S	116°	35'	22"	E
137.	8°	42'	30"	S	116°	35'	22"	E
138.	8°	42'	30"	S	116°	34'	29"	E
139.	8°	43'	30"	S	116°	34'	29"	E
140.	8°	43'	30"	S	116°	33'	29"	E
141.	8°	46'	40"	S	116°	33'	29"	E
142.	8°	46'	40"	S	116°	31'	57"	E
143.	8°	47'	40"	S	116°	31'	57"	E
144.	8°	47'	40"	S	116°	30'	32"	E
145.	8°	50'	13"	S	116°	30'	32"	E
146.	8°	50'	13"	S	116°	32'	40"	E
147.	8°	51'	42"	S	116°	32'	40"	E
148.	8°	51'	42"	S	116°	35'	38"	E
149.	8°	53'	26"	S	116°	35'	38"	E
150.	8°	53'	26"	S	116°	34'	41"	E
151.	8°	54'	55"	S	116°	34'	41"	E
152.	8°	54'	55"	S	116°	32'	40"	E
153.	8°	55'	51"	S	116°	32'	40"	E
154.	8°	55'	51"	S	116°	26'	15"	E
155.	8°	57'	11"	S	116°	26'	15"	E
156.	8°	57'	11"	S	116°	01'	37"	E
157.	8°	56'	23"	S	116°	01'	37"	E
158.	8°	56'	23"	S	115°	59'	04"	E
159.	8°	54'	47"	S	115°	59'	04"	E
160.	8°	54'	47"	S	115°	57'	03"	E
161.	8°	51'	50"	S	115°	57'	03"	E
162.	8°	51'	50"	S	115°	53'	38"	E
163.	8°	50'	21"	S	115°	53'	38"	E
164.	8°	50'	21"	S	115°	50'	37"	E
165.	8°	49'	25"	S	115°	50'	37"	E
166.	8°	49'	25"	S	115°	49'	37"	E
167.	8°	43'	13"	S	115°	49'	37"	E
168.	8°	43'	13"	S	115°	52'	38"	E
169.	8°	43'	56"	S	115°	52'	38"	E
170.	8°	43'	56"	S	115°	01'	37"	E
171.	8°	42'	52"	S	116°	01'	37"	E
172.	8°	42'	52"	S	116°	02'	57"	E
173.	8°	40'	03"	S	116°	02'	57"	E
174.	8°	40'	03"	S	116°	03'	53"	E

175.	8°	34'	58"	S	116°	03'	53"	E
176.	8°	34'	58"	S	116°	02'	57"	E
177.	8°	30'	32"	S	116°	02'	57"	E
178.	8°	30'	32"	S	116°	01'	29"	E
179.	8°	25'	59"	S	116°	01'	29"	E
180.	8°	25'	59"	S	116°	02'	25"	E
181.	8°	23'	27"	S	116°	02'	25"	E
182.	8°	23'	27"	S	116°	05'	54"	E
183.	8°	21'	06"	S	116°	05'	54"	E
184.	8°	21'	06"	S	116°	08'	27"	E
185.	8°	20'	29"	S	116°	08'	27"	E
186.	8°	20'	29"	S	116°	09'	59"	E
187.	8°	18'	53"	S	116°	09'	59"	E
188.	8°	18'	53"	S	116°	11'	24"	E
189.	8°	17'	57"	S	116°	11'	24"	E
190.	8°	17'	57"	S	116°	12'	22"	E
191.	8°	16'	20"	S	116°	12'	22"	E
192.	8°	16'	20"	S	116°	14'	04"	E
193.	8°	15'	00"	S	116°	14'	04"	E
194.	8°	15'	00"	S	116°	16'	04"	E

The total area of the above defined “ Contract Area ” is by theoretical calculation assuming the side of an equatorial degree square as being 111.11 km based on Indonesian topographic map (Peta Ikhtisar Top), issue printed 1975 on Scale 1 : 250,000 deemed to contain approximately 1,127,134 ( one million and one hundred twenty seven thousand and one hundred thirty four ) hectares (until a more accurate map and/or method is agreed upon by the Company and the Government to calculate the surface land area).

ANNEX “B”

MAP OF CONTRACT AREA

ANNEX “C”

LIST OF OUTSTANDING MINING AUTHORIZATIONS

No.	HOLDER OF MINING AUTHORIZATION	LOCATION AREA	EXTENT OF AREA ( HA )	MINERAL COMMODITY	REFERENCE
1.	UD Pelita Dua	Nusa Tenggara Barat (DU.59)	1,976	lead and associated minerals	No. 269K/22/030000 /1984. dated. 15 - 10 - 1984

2.	idem	Nusa Tenggara Barat (DU.60)	1,900	idem	No. 270K/22/030000/1984. dated. 15 - 10 - 1984

3.	idem	Nusa Tenggara Barat (DU.61)	1,938	idem	No. 271K/22/030000/1984 dated. 15 - 10 - 1984

4.	Haji Musa Affendy, SH	Nusa Tenggara Barat (DU.65)	2,000	idem	No. 2737/SK-DJ/396 DUP/1983 dated - 1 - 8 - 1983

5.	PT Aneka Tambang (Persero)	Nusa Tenggara Barat (DU.66)	23,764,435	idem	No. 862K/21/030000/1985. dated 1 - 8 - 1985

6.	CV. Kade Gudang	Nusa Tenggara Barat (DU.67)	5,000		Provincial announcement

7.	idem	Nusa Tenggara Barat (DU.68)	5,000		idem

8.	idem	Nusa Tenggara Barat (DU.69)	5,000		idem

9.	idem	Nusa Tenggara Barat (DU.70)	5,000		idem

10.	idem	Nusa Tenggara Barat (DU.71)	5,000		idem

ANNEX “D”

DEADRENT FOR VARIOUS STAGES OF ACTIVITIES

Period	General Survey		Exploration					Feasibility Studies		Construction			Operating
Year	I	II*)	I	II	III	IV*)	V*)	I	II*)	I	II	III	I – XXX
U.S. Dollars per hectare per Annum	0.025	0.05	0.10	0.12	0.15	0.25	0.35	0.50	0.50	0.50	0.50	0.50	1.50x	)	3.00y	)

*).	Extension period subject to the approval of the Minister
x).	Laterite and other extensive surface deposits
y).	Deposits other than x).

ANNEX “E”

FEASIBILITY STUDY REPORT

In accordance with Article 8 of this Contract of Work, the Company shall submit to the Government a full report on the feasibility studies conducted by the Company.

Without limiting the generality of Article 8, these investigations and studies shall include:

1.	A thorough geological investigation and proving of the ore deposits in the Mining Area including proven, probable and possible ore reserves to the extent necessary for the economic feasibility of the Enterprise to be judged and the testing and sampling of those deposits substantially in accordance with the agreed work program.

2.	Detailed and reconnaissance site information for the operations included in the Enterprise together with the preparation of suitable maps and drawings of such sites.

3.	A study of the technical and economic feasibility of the mining, transporting, handling and shipping of ores, concentrates and other forms from the Mining Area including engineering investigations of possible port sites, road links from mine sites to river terminals and other appropriate means of transport.

4.	An investigation into the possible effect of any proposed barging or shipping transportation.

5.	An investigation into the location and design of an airstrip and associated landing and terminal facilities, when deemed necessary.

6.	Investigation and planning for the development of a suitable permanent settlement, including design of housing facilities and associated social, cultural and civic facilities as may be necessary to meet the needs of a community of such a size as is likely to be generated by the Company’s operations within a period of five years following the commencement of the Operating Period.

7.	A study into future employee requirements for the Enterprise with a view to estimating the kind and extent of training required to ensure the replacement of Expatriate workers by Indonesians and maximum rate of localisation as is consistent with the safe and efficient operation of the Enterprise.

8.	Physical impact studies into the likely effects of the operation of the Enterprise on the Environment, such studies to be carried out in consultation with appropriately qualified independent consultants and under the terms of reference set out in Article 26 of this Agreement.

9.	An investigation into the number and types of local businesses likely to be required to service the needs of the Enterprise and the permanent settlement likely to be generated thereby within a period of five years following the commencement of the Operating Period.

10.	Metallurgical and market research to establish the recoverability of ore, and the possibility of selling ore concentrates and likely contract terms on which such products could be sold.

11.	A preliminary investigation into the feasibility of establishing a smelting and refining operation sufficient to indicate the approximate capital and operating costs thereof and to possible future sources of power.

12.	A thorough financial analysis, based upon appropriate criteria for a mining company, of prospective cash flow and rates of return of the Enterprise.

13.	An investigation into suitable water supply facilities for mining, industrial and permanent settlement purposes.

14.	Complete studies and investigation in relation to the following:

(a)	the feasibility and cost of establishing suitable telecommunications facilities;

(b)	the feasibility and cost of construction and operating facilities to supply the power required for construction, mining, industrial and permanent settlement use in connection with the Enterprise; and

(c)	the feasibility and cost of establishing suitable Water Works required in connection with the Enterprise.

ANNEX “F”	F/-1-

ROYALTY ON MINERAL PRODUCTION

		ROYALTY		International metal price US$ per metric tonne	Explanation
No.	Mineral	US$ per kg in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
1.	Natural/rock asphalt	—	0.50	—	—
2.	Coal	—
3.	Graphite	—	0.50	—	—
4.	Iodine	—	50.00	2500	—
5.	a. Iron in iron ore	—	0.25	80	—
	b. Iron in complex ore	0.0005	—	80	—
6.	Bauxite	—	0.25	500	—
7.	Chromium	—	0.25	100	—
8.	Copper			700	—
9.	Lead	0.015	—	300	—
10.	Zinc	0.01	—	300	—
11.	Tin
12.	Monazite	—	—	—	—
13.	Rutile (or Titanium in Rutile)	—	0.25	—	—
14.	Molybdenum	0.07	—	3240	—
15.	a. Nickel in oxide ore
	b. Nickel in sulfide ore
16.	Manganese	—	0.30	—	—
17.	Gold	See Article 13.2	See Article 13.2	See Article 13.2	See Article 13.2.(i).(g).1).

F/-2-

No.	Mineral	ROYALTY		International metal price US$ per metric tonne	Explanation
		US$ per kg in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
18.	Silver	See Article 13.2	See Article 13.2	See Article 13.2	Re.Article.13.2.(i).(g).2)
19.	Platinum	See Article 13.2	See Article 13.2	See Article 13.2	Re.Article.13.2.(i).(g).3)
20.	Mercury	0.15	—	15,000	—
21.	Sulphur	0.002	—	—	—
22.	Pyrite	—	0.15	—	—
23.	Ocher	—	0.25	—	—
24.	Asbestos	—	0.25	—	—
25.	Serpentine	—	0.10	—	—
26.	Magnesite	—	0.50	—	—
27.	Steatite	—	0.10	—	—
28.	Perlite	—	0.10	—	—
29.	Ceramic Felspar	—	0.25	—	—
30.	All sorts of clay
	a. Fire clay	—	0.10	—	—
	b. Ball clay	—	0.10	—	—
	c. Bentonite	—	0.05	—	—
	d. Building material clay (brick, tile, etc)	—	0.05	—	—
31.	Barite		0.05	—	—
32.	Kaolin	—	0.10	—	—
33.	Fuller’s Earth	—	0.10	—	—
34.	Diatomite	—	0.10	—	—

F/-3-

		ROYALTY		International metal price US$ per. metric tonne	Explanation
No.	Mineral	US$ per kg in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
35.	Limestone	—	0.05	—	—
36.	Marble	—	0.10	—	—
37.	Dolomite	—	0.05	—	—
38.	Gypsum	—	0.15	—	—
39.	Phosphate rock	—	0.25	—	—
40.	Gravel	—	0.05	—	—
41.	Quartz sand and quartzite		0.10	—	—
42.	Ornamental building material	—	0.10	—	—
43.	Diamond	—	5% of sales price	—	—
44.	Gemstone	—	5% of sales price	—	—
45.	Zircon	—	0.25	—	—
46.	Ilmenite (or Titanium in Ilmenite	—	0.25	—	—

1)	For Minerals or ore for which no international price is given the royalty will be determined by the Government at the required time, upon written request for the Company (See Article 13.2(f)).
2)	For Minerals which are not mentioned, the royalty will be determined at the required time, upon written request from the Company.
3)	One tonne Iodine means crude, processed prior to sublimation.

ANNEX “G”	G/-1-

ADDITIONAL ROYALTY ON MINERALS EXPORTED

No.	Mineral	ADDITIONAL ROYALTY		International metal price US$ per metric tonne	Stage of products eligible for exemption from Additional Royalty
		US$ per kg element in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
1.	Natural/rock asphalt	—	0.50	—	—
2.	Coal	—			—
3.	Graphite	—	0.75	—	—
4.	Iodine	—	100.00	2,500	Produced crude Iodine before being resublimed
5.	a. Iron in Iron ore	—	0.25	80	Pellet
	b. Iron in complex ore	0.0005	—	80	Pellet
6.	Bauxite	—	0.25	500	Alumina
7.	Chromium	—	0.25	100	—
8.	Copper		—	700	Concentrate
9.	Lead	0.015	—	300	Concentrate
10.	Zinc	0.01	—	300	Concentrate
11.	Tin		—		—
12.	Monazite	—	6% of sales price	—	—
13.	Rutile (or Titanium in Rutile)	—	0.25	—	—
14.	Molybdenum	0.07	—	3,240	Concentrate
15.	a. Nickel in oxide ore				Ferro Nickel, sinter electr.
	b. Nickel in sulfide ore				nickel

G/-2-

No.	Mineral	ADDITIONAL ROYALTY		International metal price US$ per metric tonne	Stage of products eligible for exemption from Additional Royalty
		US$ per kg element in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
16.	Manganese	—	0.50	—	—
17.	Gold	)		)	As Associated Mineral,
		)		)	dore bullion.
		)Refer to Article 13.2.(i).(g).		)
18.	Silver	)		)	idem.
19.	Platinum	)		)	As Associated Mineral
20.	Mercury	0.15	—	15,000	As Associated Mineral
21.	Sulphur	0.002	—	—	—
22.	Pyrite	—	0.15	—	—
23.	Ocher	—	0.25	—	—
24.	Asbestos	—	0.25	—	—
25.	Serpentine	—	0.10	—	—
26.	Magnesite	—	0.25	—	—
27.	Steatite	—	0.10	—	—
28.	Perlite	—	0.10	—	—
29.	Ceramic Felspar	—	0.20	—	—

G/-3-

No.	Mineral	ADDITIONAL ROYALTY		International metal price US$ per metric tonne	Stage of products eligible for exemption from Additional Royalty
		US$ per kg element in mineral or ore	US$ per tonne mineral

1	2	3	4	5	6
30.	All sorts of clay
	a. Fire clay	—	0.10	—	—
	b. Ball clay	—	0.10	—	—
	c. Bentonite	—	0.075	—	—
	d. Building material clay (brick, tile, etc)	—	0.075	—	—
31.	Barite	—	0.10	—	—
32.	Kaolin	—	0.10	—	—
33.	Fuller’s Earth	—	0.10	—	—
34.	Diatomite	—	0.10	—	—
35.	Limestone	—	0.075	—	—
36.	Marble	—	0.15	—	—
37.	Dolomite	—	0.075	—	—
38.	Gypsum	—	0.15	—	—
39.	Phosphate Rock	—	0.25	—	—
40.	Gravel	—	0.075	—	—
41.	Quartz sand and quartzite	—	0.10	—	—
42.	Ornamental building material	—	0.10	—	—
43.	Diamond	—	5% of sales price	—	—
44.	Gemstone	—	5% of sales price	—	—
45.	Zircon	—	0.25	—	—
46.	Ilmenite (or Titanium in	—	0.25	—	—
	Ilmenite)	—		—	—

1).	Minerals used as raw material for producing clinker or cement are exempt from Additional Royalty.
2).	One tonne Iodine means crude, processed prior to sublimation.

ANNEX “H”

RULES FOR COMPUTATION OF INCOME TAX

1.	“Year” means subject to any other agreement by the Parties, (A) the calendar year or part thereof from the date of this Agreement to the first December 31 occurring, (B) each subsequent full calendar year from January 1 to December 31, inclusive during the term of this Agreement and (C) for the calendar year or part thereof in which this Agreement shall terminate, the period from January 1 to the date of termination.

2.	“Products” means all ores, minerals, concentrates, precipitates and metals mined and produced and other material derived therefrom after deducting any quantities thereof which are lost, discarded, destroyed or used in research, mining, processing or transportation.

3.	“Operating Expenses” in any year means the amount deductible from income of all expenses attributable to the Enterprise in such year. Operating expenses shall include, inter alia, the following amounts:

(a)	Amounts in respect of material, supplies, equipment and utilities.

(b)	Amounts for contracted services on behalf of the Enterprise.

(c)	Amounts for premiums for insurance (foreign and domestic) on physical assets, inventories, and for premiums against business and operational interruptions and for premiums against public liability claims provided that where such premiums are paid to Affiliates the premiums shall not exceed those payable in arms length transactions to a party not related to the Company.

(d)	Amounts in respect of damage or losses to the extent not fully compensated for by insurance or otherwise.

(e)	Amounts for royalties, interest and other payments including those to Affiliates for patents designs, technical information and services provided that such amounts and payments shall not exceed those payable in an arms length transaction with a party not related to the Company.

(f)	Amounts in respect to losses resulting from obsolescence, theft, or destruction of inventory.

(g)	Amounts for rentals such as, for example, those charged for equipment, plant, land and buildings.

(h)	Amounts for Deadrent, Land and Building Tax, Royalties, Value Added Tax, Sales Tax on luxury goods, stamp duty, transfer tax, personal income tax on employee’s benefits paid by the Company as stated in paragraph 7 sub paragraph (a) and (b) of this Annex “H”, import duties and any other levies paid pursuant to this Agreement, except income tax.

(i)	Amounts for treating, smelting, refining and other processing expenses.

(j)	Amounts for handling, loading, storing, transporting and shipping.

(k)	Amounts for repairs and maintenance.

(l)	Amounts for commissions and discounts.

(m)	Amounts for deductions permitted by paragraph 4 through 11 below.

4.	“Depreciation” in any year means the deduction from income of an amount in respect of depreciable assets on a declining balance basis computed at a rate of 25 (twenty five) percent per year.

Depreciable assets comprise tangible assets with a useful life of more than one year and include, by way of example, buildings, machinery, equipment, dredges, vessels, railways, rolling stock, bridges, piers, roads, docks, construction in progress and other tangible assets depreciable under generally accepted accounting principles, plus all things made available by the Company for public purposes, such as, among others, roads, schools and hospitals and their respective equipment.

5.	“Amortization” in any year means the deduction from income of an amount in respect of amortizable assets computed at a rate of 25 (twenty five) percent per year on a declining balance basis.

Amortizable assets include, by way of example, (A) patents, franchises, concessions, licences, leasehold interest and other intangible assets amortizable under generally accepted accounting principles and (B) all expenses incurred prior to commencement of any operating period in question, including acquisition of mining or prospecting rights or mining or prospecting information, General Survey, Exploration, feasibility and development expenses, employee training, education grants and all other deductions allowed under this Agreement and permitted under the tax laws of Indonesia.

6.	“Preproduction Expenses” already expended by shareholders or the Company and directly related to the project of the Contract of Work may be consolidated into the account of the Company as a tax deductible item by way of amortization. These Preproduction Expenses must be audited by public auditor and approved by the Directorate General of Taxation.

7.	“Selling, General and Administrative Expenses” in any year are deductible from income and include but are not limited to management expenses, compensation fees for services rendered abroad, executive salaries, communication expenses, dues and subscriptions, advertising and other selling expenses, public relations, office expenses, marketing expenses (but not unrelated product research), legal and auditing expenses, general overhead expenses, including reasonable charges of Affiliates to be allocated to the Indonesian operations to the extent that these charges represent actual cost of services provided in such year.

The following items shall also be included in Selling, General and Administrative Expenses of the Company:

(a)	Wages, salaries and other compensation, including employee remuneration, of personnel employed or engaged by the Company or any of the Affiliates of the Company

who are assigned to the Enterprise on a temporary, part-time or permanent basis. Such costs shall include employee benefits paid by the Company in respect of sickness, disability, termination, pensions, thrift plans, incentives, children’s education at site, compensation training and other education programmes provided they are not categorized as fringe benefits.

(b)	All necessary facilities provided in the Mining Area or in the neighbourhood thereof for employees including but not limited to facilities for housing sustenance, recreation and transport.

(c)	Administrative overhead charges for product research, market development and technical, legal and accounting services of personnel employed or engaged by any of the Affiliates of the Company, who are not assigned to the Company but who render such services for the benefit of the Enterprise.

(d)	All necessary travel expenses incurred in connection with the Enterprise in Indonesia and to and from Indonesia and other countries. In case such personnel are assigned to the Enterprise, such travel expenses shall include reasonable relocation expenses of them and their dependents to and from Indonesia and their country of residence.

(e)	Charges for laboratory and technical services rendered to the Company by any of its Affiliates and/or sub-contractors. Such charges shall consist of the cost of such services and shall be limited to not more than the cost which a non-affiliated party would charge for such services.

8.	“Interest Expenses” paid or accrued in any year on loan capital provided that the loan capital of the Company over the equity capital of the Company does not exceed a maximum debt equity ratio of 75 : 25 and the interest on loans does not exceed the generally applicable market rate at the time of borrowing.

9.	“Losses” in any year means the excess of all deductions over Gross Income in such year. In the event a loss is incurred in any year, such a loss can be carried forward and may be deducted from net income accruing in the eight (8) years next succeeding the year in which such a loss was incurred. Those losses first occurring shall be deducted first from net income accruing in the next eight (8) succeeding years.

10.	“Exploration Expenses” in any year means all amounts deductible from income in respect of expenses incurred in such year in connection with exploring or evaluating mineral deposits, including but not limited to camp construction costs, compensation payments, surface rentals, development drilling, pumping, labour, clearing, access roads, power and water connection, service charges for erecting transmission lines, piping, communications facilities of the property and other similar expenses incurred in preparing a Mining Area for Mining or Processing of Minerals.

11.	“Other Expenses” in any year means amounts deductible from income in respect of proper expenses incurred in the year in gaining or producing income or incurred for the purpose of the Enterprise in such year as provided in accordance with Article 6 of the Income Tax Law 1984, Law No. 7 Year 1983.

12.	“Gross Income” means all amounts, other than exempt income defined under the laws and regulations prevailing as at the date of signing this Agreement, paid to or accrued by the Company and comprises:

(a)	the gross proceeds received or accrued from the sale of the products F.O.B. point of shipment in Indonesia on the basis described in Article 11.

(b)	receipts of a capital nature, treated in accordance with Article 4 paragraph (1) sub-paragraph (d) of the Income Tax Law 1984, Law No. 7 Year 1983.

(c)	other income of the Company actually received or accrued and not mentioned above.

13.	“Taxable Income” in any year means Gross Income in such year after deducting therefrom all amounts in respect of expenses, costs and allowances (including the items defined in paragraphs 2 to 11 above) as permitted by the prevailing laws and regulations and by this Agreement.